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TABLE OF CONTENTS

Exhibit (a)(1)(a)

        OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
(together with any associated rights)
of
ADVANCED NEUROMODULATION SYSTEMS, INC.
at
$61.25 NET PER SHARE
by
APOLLO MERGER CORP.
a wholly-owned subsidiary of
ST. JUDE MEDICAL, INC.

  THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 15, 2005 UNLESS THE OFFER IS EXTENDED.

        This Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 15, 2005 (the "Merger Agreement"), among St. Jude Medical, Inc. ("Parent"), Apollo Merger Corp. ("Purchaser") and Advanced Neuromodulation Systems, Inc. (the "Company"). The Board of Directors of the Company (the "Company Board") has unanimously approved the Merger Agreement, the Offer and the Merger (each as defined herein), and unanimously recommends that holders of Shares (as defined herein) accept the Offer and tender their Shares (as defined herein) pursuant to the Offer.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn a majority of the total outstanding Shares on a "fully-diluted basis" (as defined in the "Introduction" hereto) as of the date Shares are accepted for payment pursuant to the Offer (the "Minimum Condition") and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and similar statutes or regulations of foreign jurisdictions.

IMPORTANT

        Any shareholder wishing to tender all or any portion of its shares of common stock, par value $0.05 per share (together with the associated rights issued pursuant to the Rights Agreement dated as of August 30, 1996 between Quest Medical, Inc. and KeyCorp Shareholder Services, Inc., as rights agent, as amended by the Amendment to Rights Agreement dated January 25, 2002 between the Company and Computershare Investor Services LLC and the Second Amendment to Rights Agreement dated October 14, 2005 between the Company and Computershare Investor Services LLC (as so amended, the "Rights Plan")) (the "Shares") in the Offer should either: (i) complete and sign the Letter of Transmittal (as defined herein) (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered; (ii) follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase entitled "Procedures for Accepting the Offer and Tendering Shares;" or (iii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact such person if they desire to tender such Shares.

        Any shareholder who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the date on which the Offer expires or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 of this Offer to Purchase entitled "Procedures for Accepting the Offer and Tendering Shares." Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee.

The Dealer Manager for the Offer is:

Banc of America Securities LLC

The date of this Offer to Purchase is October 18, 2005.

        A summary of the principal terms of the Offer appears on pages 1 through 7. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

TABLE OF CONTENTS

SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE OFFER
INTRODUCTION
THE TENDER OFFER
1.	Terms of the Offer
2.	Acceptance of Payment and Payment for Shares
3.	Procedures for Accepting the Offer and Tendering Shares
4.	Withdrawal Rights
5.	U.S. Federal Income Tax Consequences
6.	Price Range of Shares; Dividends
7.	Certain Information Concerning the Company
8.	Certain Information Concerning Parent and Purchaser
9.	Source and Amount of Funds
10.	Background of the Offer; Past Contacts or Negotiations with the Company
11.	The Merger Agreement; Other Arrangements
12.	Purpose of the Offer; Plans for the Company
13.	Certain Effects of the Offer
14.	Dividends and Distributions
15.	Certain Conditions of the Offer
16.	Certain Legal Matters; Regulatory Approvals
17.	Dissenters' Appraisal Rights
18.	Fees and Expenses
19.	Miscellaneous
SCHEDULE I: DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER
1.	Directors and Executive Officers of Parent
2.	Directors and Executive Officers of Purchaser
SCHEDULE II: DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER WHO OWN SHARES OF THE COMPANY
SCHEDULE III: ARTICLES 5.11, 5.12, 5.13 AND 5.16(E) OF THE TEXAS BUSINESS CORPORATION ACT

SUMMARY TERM SHEET

        This summary term sheet highlights important and material information contained in this offer to purchase but is intended to be an overview only. To fully understand the offer described in this document, and for a more complete description of the terms of the offer, you should read carefully this entire offer to purchase, the schedules to this offer to purchase, the documents incorporated by reference or otherwise referred to herein and the letter of transmittal provided with this offer to purchase. Section and heading references are included to direct you to a more complete description of the topics contained in this summary term sheet.

  •
  Apollo Merger Corp. is offering to purchase all of the outstanding shares of common stock, par value $0.05 per share (and the associated rights issued pursuant to the Rights Agreement dated as of August 30, 1996 between Quest Medical, Inc. and KeyCorp Shareholder Services, Inc., as rights agent, as amended by the Amendment to Rights Agreement dated January 25, 2002 between Advanced Neuromodulation Systems, Inc. and Computershare Investor Services LLC and the Second Amendment to Rights Agreement dated October 14, 2005 between Advanced Neuromodulation Systems, Inc. and Computershare Investor Services LLC (as so amended, the "Rights Plan")) of Advanced Neuromodulation Systems, Inc., which is referred to in this offer to purchase as the "Company," for $61.25 per share in cash. Apollo Merger Corp., a wholly-owned subsidiary of St. Jude Medical, Inc., was formed for the purpose of making the tender offer. Apollo Merger Corp. is referred to in this offer to purchase as "Purchaser." St. Jude Medical, Inc. is referred to in this offer to purchase as "Parent." The shares of common stock (and the associated rights issued pursuant to the Rights Plan) of Advanced Neuromodulation Systems, Inc. are sometimes referred to in this offer to purchase as the "Shares."

  •
  The tender offer is conditioned upon, among other things:

  •
  there being validly tendered and not properly withdrawn a majority of the total outstanding Shares on a "fully-diluted basis" (as defined in the "Introduction") as of the date Shares are accepted for payment pursuant to the Offer, and which we refer to in this offer to purchase as the "Minimum Condition;" and

  •
  the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    The Minimum Condition is not waivable. See Section 15 of this offer to purchase, "The Tender Offer—Certain Conditions of the Offer," for a description of certain other conditions to the offer. There is no financing condition to the offer.

  •
  If the offer is completed, Parent will cause Purchaser and the Company to merge pursuant to the provisions of the Texas Business Corporation Act, unless it is not lawful to do so. Under Article 5.16 of the Texas Business Corporation Act, Purchaser may effect a "short-form" merger without the affirmative vote of, or prior notice to, the Company's board of directors or shareholders if Purchaser owns at least 90% of the outstanding Shares, which is the only class or series of stock issued by the Company. See Section 13 of this offer to purchase, "The Tender Offer—Certain Effects of the Offer."

  •
  After the merger:

  •
  Parent would own directly or indirectly all of the equity interests in the Company;

  •
  the Company's current shareholders would no longer have any interest in the Company's future earnings or growth;

  •
  the Company would no longer be a public company, and its financial statements would no longer be publicly available; and

    •
    the Company's common stock would no longer trade on The Nasdaq National Market.

        See Section 13 of this offer to purchase, "The Tender Offer—Certain Effects of the Offer."

  •
  The Company Board has:

  •
  unanimously approved and declared advisable the merger agreement, the offer and the merger;

  •
  unanimously determined that the terms of the offer and the merger are fair to, and in the best interests of, the holders of Shares; and

  •
  unanimously resolved to recommend that the shareholders of the Company accept the offer, tender their Shares pursuant to the offer and, if required, approve the merger agreement and the merger.

    See Section 10 of this offer to purchase, "The Tender Offer—Background of the Offer; Past Contacts or Negotiations with the Company."

  •
  Shareholders who tender their Shares in the offer will, if the offer is completed, receive cash for their Shares sooner than shareholders who wait for the merger, but shareholders who tender will not be entitled to a judicial finding and determination of the fair value of their Shares under the Texas Business Corporation Act. If the offer is completed, any shareholders who do not tender their Shares will be entitled to demand the purchase of their Shares following completion of the merger for a purchase price equal to the "fair value" of their Shares, as determined by a court, by following the procedures required by the Texas Business Corporation Act. In connection with the exercise of such demand rights, shareholders may receive less, the same or more per Share than is being offered in the offer. See Section 17 of this offer to purchase, "The Tender Offer—Dissenters' Appraisal Rights."

QUESTIONS AND ANSWERS ABOUT THE OFFER

        Parent, through Purchaser, is offering to purchase all issued and outstanding Shares (other than Shares owned by Parent and its subsidiaries and restricted shares that remain subject to repurchase or risk of forfeiture) for $61.25 net per share in cash.

        The following are some of the questions you may have, as a shareholder of Advanced Neuromodulation Systems, Inc., followed by answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the accompanying letter of transmittal because the information in this summary may not address every issue that is important to you. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

•
Who is offering to buy my securities?

        Our name is Apollo Merger Corp. and when this offer to purchase mentions "Purchaser" it refers to us. We are a wholly-owned subsidiary of St. Jude Medical, Inc., a Minnesota corporation, which is also referred to in this offer to purchase as "Parent." We are a Texas corporation formed for the purpose of making a tender offer for all of the outstanding shares of common stock (together with any associated rights issued pursuant to the Rights Agreement dated as of August 30, 1996 between Quest Medical, Inc. and KeyCorp Shareholder Services, Inc., as rights agent, as amended by the Amendment to Rights Agreement dated January 25, 2002 between Advanced Neuromodulation Systems, Inc. and Computershare Investor Services LLC and the Second Amendment to Rights Agreement dated October 14, 2005 between the Company and Computershare Investor Services LLC (as so amended, the "Rights Plan")) of Advanced Neuromodulation Systems, Inc., a Texas corporation. Advanced Neuromodulation Systems, Inc. is referred to in this offer to purchase as the "Company." The shares of common stock (and the associated rights issued pursuant to the Rights Plan) of Advanced Neuromodulation Systems, Inc. are sometimes referred to in this offer to purchase as the "Shares." See Section 8 of this offer to purchase, "The Tender Offer—Certain Information Concerning Parent and Purchaser."

•
What is the number of Shares sought in the offer?

        We are seeking to purchase all of the outstanding Shares of the Company (other than Shares owned by Parent and restricted shares that remain subject to repurchase or risk of forfeiture). See "Introduction" and Section 1 of this offer to purchase, "The Tender Offer—Terms of the Offer."

•
How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

        We are offering to pay $61.25 per Share, net to you in cash, less any required withholding of taxes and without the payment of interest. If you are the record owner of your Shares and you tender your Shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will not be obligated to pay for or reimburse you for such broker or nominee charges. See the "Introduction" to this offer to purchase. In addition, if you do not complete and sign the Substitute Form W-9 included in the letter of transmittal, you may be subject to required backup federal income tax withholding. See Instruction 9 to the letter of transmittal.

•
Do you have the financial resources to make payment?

        The total amount of funds necessary to complete the merger and to pay the related fees and expenses is estimated to be approximately $1.35 billion. Apollo Merger Corp. anticipates that the merger consideration will be provided by Parent. Parent will use cash on hand at both Parent and the

Company and funds borrowed pursuant to a new $250 million credit facility of Parent and $750 million of existing credit facilities of Parent. Parent and Bank of America, N.A. entered into definitive financing documents regarding the new $250 million credit facility for the purpose of providing a portion of financing for the offer. The line of credit is subject to normal and customary conditions. However, the offer is not conditioned upon any financing arrangements. See Section 9 of this offer to purchase, "The Tender Offer—Source and Amount of Funds."

        Parent, together with its subsidiaries, develops, manufactures and distributes cardiovascular medical devices for the global cardiac rhythm management, cardiac surgery and cardiology and vascular access therapy areas. Parent's products are sold in more than 130 countries throughout the world. As of December 31, 2004, Parent's fiscal year-end, Parent had total assets of $3.231 billion and, for the fiscal year then ended, net income of $2.294 billion. See Section 8 of this offer to purchase, "The Tender Offer—Certain Information Concerning Parent and Purchaser."

•
Is your financial condition relevant to my decision to tender in the offer?

        We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

  •
  the offer is being made for all outstanding Shares solely for cash;

  •
  the offer is not subject to any financing conditions; and

  •
  if we consummate the offer, we will acquire all remaining Shares for the same cash price in the merger. See Section 12 of this offer to purchase, "The Tender Offer—Purpose of the Offer; Plans for the Company."

See Section 1 of this offer to purchase, "The Tender Offer—Terms of the Offer."

•
How long do I have to decide whether to tender in the offer?

        You will have until 12:00 midnight, New York City time, on Tuesday, November 15, 2005, to decide whether to tender your Shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Sections 1 and 3 of this offer to purchase, "The Tender Offer—Terms of the Offer," and "The Tender Offer—Procedures for Accepting the Offer and Tendering Shares."

•
Can the offer be extended, and if so, under what circumstances?

        Yes. We have agreed with Advanced Neuromodulation Systems, Inc. that we may extend the offer as follows:

  •
  for any time periods that we believe are necessary if at the time the offer is scheduled to expire (including at the end of any extension) any of the conditions to the offer are not satisfied or waived by us, however, we are not required to extend the offer beyond December 31, 2005;

  •
  for any period during which we are required to extend the offer by the rules of the Securities and Exchange Commission; and

  •
  for a subsequent offering period of up to ten business days in order to acquire over 90% of the outstanding Shares. A subsequent offering period, if one is provided, will be an additional opportunity for shareholders to tender their Shares and receive the offer consideration for such shares following the expiration of the offer.

        Additionally, we may be required to extend the offer if certain conditions to the offer are not satisfied and it is reasonably possible that such conditions could be satisfied by December 31, 2005.

        See Section 1 of this offer to purchase, "The Tender Offer—Terms of the Offer."

•
How will I be notified if the offer is extended?

        We will make a public announcement if we extend the offer, and we will inform Computershare Shareholder Services, Inc., the depositary for the offer, of the extension by not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1 of this offer to purchase, "The Tender Offer—Terms of the Offer."

•
What are the most significant conditions to the offer?

        We are not obligated to purchase any tendered Shares if the total number of Shares validly tendered and not properly withdrawn is less than a majority of the total outstanding number of Shares of the Company on a fully-diluted basis (as defined in the "Introduction" to this Offer to Purchase). The offer is also subject to a number of other conditions including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and similar statutes or regulations of foreign jurisdictions. See Sections 1 and 15 of this offer to purchase, "The Tender Offer—Terms of the Offer," and "The Tender Offer—Certain Conditions of the Offer."

•
How do I tender my Shares?

        To tender your Shares, you must deliver the certificates representing your Shares, together with a completed letter of transmittal, to Computershare Shareholder Services, Inc., the depositary for the offer, not later than the time the offer expires. If your Shares are held in street name, the Shares can be tendered by your nominee through the depositary. If you cannot deliver something that is required by the depositary by the expiration of the offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution, guarantee that the missing items will be received by the depositary within three trading days of The Nasdaq National Market. However, the depositary must receive the missing items within that three trading day period. See Section 3 of this offer to purchase, "The Tender Offer—Procedures for Accepting the Offer and Tendering Shares."

•
When will I get paid if I tender my Shares?

        If all of the conditions of the offer are satisfied or waived and your Shares are accepted for payment, we will pay you promptly after the expiration of the offer. See Section 2 of this offer to purchase, "The Tender Offer—Acceptance of Payment and Payment for Shares."

•
Until what time can I withdraw previously tendered Shares?

        You can withdraw previously tendered Shares at any time until the offer has expired and, if we have not agreed to accept your Shares for payment by December 17, 2005, you can withdraw them at any time after such time until we accept the Shares for payment. See Section 4 of this offer to purchase, "The Tender Offer—Withdrawal Rights."

•
How do I withdraw previously tendered Shares?

        To validly withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the Shares. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. See Sections 1 and 4 of this offer to purchase, "The Tender Offer—Terms of the Offer," and "The Tender Offer—Withdrawal Rights."

•
What does the Board of Directors of Advanced Neuromodulation Systems, Inc. think of the offer?

        We are making the offer pursuant to an Agreement and Plan of Merger dated October 15, 2005, among the Company, Parent and us. The Board of Directors of each of the Company and Parent has unanimously approved the merger agreement, the offer and the proposed merger with Apollo Merger Corp. The Board of Directors of the Company has unanimously determined that the offer and the merger are fair to, and in the best interests of, the shareholders of the Company and it unanimously recommends that holders of Shares accept the offer and tender their Shares. See Section 10 of this offer to purchase, "The Tender Offer—Background of the Offer; Past Contacts or Negotiations with the Company."

•
What will happen to Advanced Neuromodulation Systems, Inc. if at least a majority of the outstanding Shares are tendered and accepted for payment in the offer?

        If we purchase in the offer at least a majority of the outstanding Shares on a fully-diluted basis, and all other applicable conditions are met, Apollo Merger Corp. will be merged with and into the Company and all remaining shareholders holding Shares will receive the same price per Share paid in the offer, that is $61.25 per Share in cash (or any greater amount per Share we pay in the offer). See "Introduction" and Section 12 of this offer to purchase, "The Tender Offer—Purpose of the Offer; Plans for the Company."

•
Will I have dissenters' appraisal rights?

        No appraisal rights are available in connection with the offer. After the offer, appraisal rights will be available to holders of Shares who do not vote in favor of the merger (if a shareholder vote is required), subject to and in accordance with Texas state law. A holder of Shares must validly exercise such holder's dissenters' appraisal rights under Texas state law in connection with the merger to have appraisal rights as provided under Texas state law. See Section 17 of this offer to purchase, "The Tender Offer—Dissenters' Appraisal Rights."

•
If at least a majority of the total outstanding Shares on a fully-diluted basis are tendered and accepted for payment, will Advanced Neuromodulation Systems, Inc. continue as a public company?

        If we purchase at least a majority of the total outstanding Shares on a fully-diluted basis and the merger takes place, there will no longer be a trading market for the Shares. Even if the merger does not take place, if we purchase at least a majority of the total outstanding Shares on a fully-diluted basis:

  •
  there may be so few remaining shareholders and publicly held shares that the Shares no longer will be eligible to be traded through The Nasdaq National Market or another exchange;

  •
  there may not be a public trading market for the Shares; and

  •
  the Company may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies.

See Section 13 of this offer to purchase, "The Tender Offer—Certain Effects of the Offer."

•
What happens if I tender my Shares and you do not accept the tendered Shares?

        If any Shares of the Company that you tender are not accepted for any reason, certificates representing such Shares will be returned to you or to the person you specify in your tendering documents. See Section 2 of this offer to purchase, "The Tender Offer—Acceptance of Payment and Payment for Shares."

•
What was the market value of my Shares as of a recent date?

        On October 14, 2005, the last trading day before Parent and the Company announced that they had signed the merger agreement, the last sale price of the Shares reported on The Nasdaq National Market was $46.98 per Share. On October 17, 2005, the last trading day before Apollo Merger Corp. commenced the offer, the last sale price of the Shares reported on The Nasdaq National Market was $60.94 per Share. We advise you to obtain a recent quotation for Shares of Advanced Neuromodulation Systems, Inc. in deciding whether to tender your Shares. See Section 6 of this offer to purchase, "The Tender Offer—Price Range of Shares; Dividends."

•
Who can I talk to if I have questions about the offer?

        You can call MacKenzie Partners, Inc., at (800) 322-2885 (toll free) or Banc of America Securities LLC at (888) 583-8900 ext. 8502 (toll free). MacKenzie Partners, Inc. is acting as the information agent and Banc of America Securities LLC is acting as the dealer manager for our offer. See the back cover page of this offer to purchase.

To the Holders of Common Stock
(including the associated rights)
of Advanced Neuromodulation Systems, Inc.:

INTRODUCTION

        Apollo Merger Corp., a Texas corporation ("Purchaser") and a wholly-owned subsidiary of St. Jude Medical, Inc., a Minnesota corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.05 per share (together with the associated rights issued pursuant to the Rights Agreement, dated as of August 30, 1996, between Quest Medical, Inc. and KeyCorp Shareholder Services, Inc., as rights agent, as amended by the Amendment to Rights Agreement, dated January 25, 2002 between Advanced Neuromodulation Systems, Inc. and Computershare Investor Services LLC and the Second Amendment to Rights Agreement dated October 14, 2005 between the Company and Computershare Investor Services LLC (as so amended, the "Rights Plan")) (the "Shares") of Advanced Neuromodulation Systems, Inc., a Texas corporation (the "Company"), at a purchase price of $61.25 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this offer to purchase (as amended or supplemented from time to time, the "Offer to Purchase") and letter of transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer").

        Tendering shareholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of Banc of America Securities LLC, as dealer manager (the "Dealer Manager"), Computershare Shareholder Services, Inc., as depositary (the "Depositary"), and MacKenzie Partners, Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 18 of this Offer to Purchase, "The Tender Offer—Fees and Expenses."

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn a majority of the total outstanding Shares on a "fully-diluted basis" as of the date Shares are accepted for payment pursuant to the Offer (assuming Shares are accepted for payment on the first business day after the currently scheduled expiration of the Offer, the number of Shares necessary to satisfy this condition is estimated to be 11,357,281 (the "Minimum Condition") and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and similar statutes or regulations of foreign jurisdictions. The Offer also is subject to certain other terms and conditions. See Sections 1, 15 and 16 of this Offer to Purchase.

        For purposes of the Offer, references to the outstanding shares on a "fully-diluted basis" as of a given date means the sum of (i) the total outstanding Shares plus (ii) Shares which the Company may be required to issue pursuant to Company Stock Options (as defined in the Merger Agreement) that have vested as of such date (including all Company Stock Options for which vesting accelerates upon the closing of the Offer) or that are scheduled to vest within 120 days following such date plus (iii) any Shares owned by Parent, Purchaser or an affiliate of Parent or Purchaser.

        The Offer will expire at 12:00 midnight, New York City time, on Tuesday, November 15, 2005, unless the Offer is extended.

        The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 15, 2005, among the Company, Parent and Purchaser (the "Merger Agreement") pursuant to which, after completion of the Offer and satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "Merger"). At the time the Merger becomes effective (the "Effective Time"), each outstanding Share (other than Shares owned by Purchaser or any subsidiary or affiliate of Purchaser or the Company or held in the treasury of the Company) will by virtue of the Merger, and without any action by the holder thereof, be cancelled and converted into the right to receive $61.25 per Share in cash, or any higher price per Share paid pursuant to the Offer, without interest thereon (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11 of this Offer to Purchase entitled "The Tender Offer—The Merger Agreement; Other Arrangements." Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are discussed in Section 5 of this Offer to Purchase entitled "The Tender Offer—U.S. Federal Income Tax Consequences."

        The Company Board (i) has unanimously approved the Merger Agreement, the Offer and the Merger and (ii) unanimously recommends that holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        Piper Jaffray & Co., the Company's financial advisor (the "Advisor"), has delivered to the Company Board a written opinion dated October 14, 2005, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $61.25 per Share cash consideration to be received by the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view. A copy of the Advisor's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "SEC") on October 18, 2005 in connection with the Offer, a copy of which (without certain exhibits) is being furnished to shareholders of the Company concurrently herewith. Shareholders are urged to read the full text of such opinion carefully in its entirety.

        The Company has informed Purchaser that, as of October 12, 2005, there were 20,206,036 Shares issued and outstanding and there were 6,683,702 Shares reserved for issuance pursuant to outstanding options under the Company's stock option plans. As of the date of this Offer to Purchase, Parent beneficially owns no Shares and no rights to acquire Shares of the Company. See Section 12 of this Offer to Purchase, "The Tender Offer—Purpose of the Offer; Plans for the Company."

        The Merger is subject to the satisfaction or waiver of certain conditions, including, among other things, the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company, if required. If the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under the Texas Business Corporation Act (the "TBCA") if, after consummation of the Offer, Purchaser owns at least 90% of the Shares then outstanding, Purchaser will be able to cause the Merger to occur without a vote of the Company's shareholders. However, if Purchaser owns less than 90% of the Shares then outstanding after consummation of the Offer, a vote of the Company's shareholders will be required under the TBCA to approve the Merger. See Sections 11 and 17 of this Offer to Purchase, "The Tender Offer—The Merger Agreement; Other Arrangements," and "The Tender Offer—Dissenters' Appraisal Rights." The Company has agreed, if required, to duly call, give notice of, convene and hold a meeting of its shareholders, to be held as promptly as practicable after the expiration of the Offer for the purpose of obtaining shareholder approval of the Merger Agreement. See Section 11 of this Offer to Purchase, "The Tender Offer—The Merger Agreement; Other Arrangements."

        Holders of Shares do not have appraisal rights in connection with the Offer. However, upon completion of the Offer, Parent will cause Purchaser and the Company to effect the Merger, unless it is not lawful to do so, and each holder of Shares who has not tendered such holder's Shares in the Offer and who validly exercises such holder's dissenters' appraisal rights in connection with the Merger by properly complying with the requirements of Articles 5.12, 5.13 and 5.16, as applicable, of the TBCA will have the right to have the "fair value" of such holder's Shares determined by a court and paid to them in cash. See Section 17 of this Offer to Purchase, "The Tender Offer—Dissenters' Appraisal Rights."

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.    Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including the terms and conditions of any extension or amendment, if the Offer is extended or amended), Purchaser will accept for payment and pay the Offer Price for all Shares validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, on Tuesday, November 15, 2005 (the "Expiration Date") as permitted under Section 4 of this Offer to Purchase, "—Withdrawal Rights." If Purchaser extends the deadline for tendering Shares (in accordance with the Merger Agreement), the term "Expiration Date" will mean the latest time and date on which the Offer, as so extended, expires.

        The Offer is conditioned upon, among other things, the Minimum Condition. The "Minimum Condition" refers to the requirement that there be validly tendered and not properly withdrawn a majority of the total outstanding Shares on a "fully-diluted basis" as of the date Shares are accepted for payment pursuant to the Offer. The Offer also is conditioned upon expiration or termination of any applicable waiting period under the HSR Act, and similar statutes and regulations of foreign jurisdictions, and the other conditions described in Section 15 of this Offer to Purchase, "—Certain Conditions of the Offer."

        Extension of the Offer.    Subject to the limitations set forth in this Offer, the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") described below, Parent and Purchaser reserve the right, at any time and from time to time in their sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right, if any, of a tendering shareholder to withdraw such shareholder's Shares. See Section 4 of this Offer to Purchase, "—Withdrawal Rights." There can be no assurance that Parent or Purchaser will exercise its right to extend the Offer.

        Parent and Purchaser have agreed that they will not, without the prior written consent of the Company, (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the number of Shares sought to be purchased in the Offer, (d) impose additional conditions to the Offer other than those set forth in the Merger Agreement, (e) make any change to any condition to the Offer or otherwise amend any other material term of the Offer in any manner adverse to the holders of Shares or (f) change or waive the Minimum Condition.

        Pursuant to the Merger Agreement, Parent or Purchaser are entitled to, without the consent of the Company, (i) extend the Offer at any time in their sole discretion, if at the then-scheduled expiration date of the Offer, any of the conditions to the Offer have not been satisfied or waived (other than conditions not capable of being satisfied), for such time periods that they reasonably believe are necessary to cause the conditions to the Offer to be satisfied; provided that Parent and Purchaser may be required to extend the Offer if certain conditions to the Offer are not satisfied and it is reasonably possible that such conditions could be satisfied by December 31, 2005, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer, or (iii) extend the Offer for a subsequent offering period (as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of up to ten business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence in order to acquire over 90% of the outstanding Shares on a fully-diluted basis. However, Parent and Purchaser shall not be required to extend the Offer beyond December 31, 2005.

        The rights reserved in the foregoing paragraphs are in addition to any additional rights described in Section 15 of this Offer to Purchase, "—Certain Conditions of the Offer."

        Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer, in accordance with the public announcement requirements of Rule 14e-1(d). Subject to applicable law (including Rules 14d-4(d), and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

        Subject to the Merger Agreement, if Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives any material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth below) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. These rules generally provide that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, Purchaser increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, Purchaser will extend the Offer at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        Pursuant to, but subject to certain conditions in, the Merger Agreement, Parent and Purchaser have agreed to (i) accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as permitted under applicable law, and (ii) pay for such Shares within three business days thereafter.

        The Company has provided Parent and Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.    Acceptance of Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, purchase and pay for all Shares which have been validly tendered and not properly withdrawn pursuant to the Offer at the earliest time following expiration of the Offer when all conditions to the Offer described in Section 15 of this Offer to Purchase entitled "Certain Conditions of the Offer" have been satisfied or waived by Purchaser. Subject to the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), Purchaser expressly reserves the right to delay the acceptance for payment of or the payment for any tendered Shares in order to comply in whole or in part with any applicable laws, including, without limitation, the HSR Act and similar foreign statutes and regulations. See Section 16 of this Offer to Purchase, "—Certain Legal Matters; Regulatory Approvals."

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purposes of receiving payments from Purchaser and transmitting payments to tendering shareholders.

        Under no circumstances will Purchaser or Parent pay interest on the purchase price for any Shares accepted for payment, regardless of any extension of the Offer or any delay in making payment.

        The reservation by Purchaser of the right to delay the acceptance, purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return the Shares deposited by or on behalf of tendering shareholders promptly after the termination or withdrawal of the Offer.

        In all cases, Purchaser will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (i) the certificates representing the Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of this Offer to Purchase entitled "Procedures for Accepting the Offer and Tendering Shares;" (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal.

        "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce the Letter of Transmittal against the participant.

        If Purchaser does not purchase any tendered Shares pursuant to the Offer for any reason, or if a holder of Shares submits Share Certificates representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 of this Offer to Purchase entitled "Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

        If, prior to the Expiration Date, Purchaser increases the Offer Price, Purchaser will pay the increased Offer Price to all holders of Shares that are purchased in the Offer, whether or not the Shares were tendered before the increase in the Offer Price.

        Purchaser reserves the right to transfer or assign, in whole or in part, from time to time, to one or more direct or indirect subsidiaries of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.    Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    To validly tender Shares pursuant to the Offer, a shareholder must comply with one of the following: (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for the Shares to be tendered and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary, which confirmation must include an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal, on or prior to the Expiration Date, or (c) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

        Book-Entry Transfer.    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

        Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary. The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested and properly insured is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

        If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to a person other than the registered holder, or if a Share Certificate for unpurchased Shares is to be issued or returned to a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by a duly executed stock power, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock power guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, the shareholder's Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  (i)
  the tender is made by or through an Eligible Institution;

  (ii)
  the Depositary receives, as described below, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, on or prior to the Expiration Date; and

  (iii)
  the Depositary receives the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        Notwithstanding any other provision of the Offer, Purchaser will pay for Shares only after timely receipt by the Depositary of: (i) Share Certificates representing, or Book-Entry Confirmation with respect to, the Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law.

        Subject to the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser, or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Appointment as Proxy.    By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all other powers of attorney and proxies given by such shareholder with respect to such Shares and such other securities or rights prior to such payment will be revoked without further action, and no subsequent powers of attorney or proxies may be given, nor may any subsequent written consent be executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. With respect to the Shares for which the appointment is effective, the designees of Purchaser will be empowered to exercise all voting and other rights of such shareholder as the designees, in their sole discretion, may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, or by written consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Purchaser or its designee must be able to exercise full voting rights to the extent permitted under applicable law with respect to such Shares.

        Tender Constitutes Binding Agreement.    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between Purchaser and the tendering shareholder upon the terms and subject to the conditions of the Offer.

4.    Withdrawal Rights.

        Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn (i) at any time on or prior to the Expiration Date and (ii) at any time after December 17, 2005 (or such later date as may apply if the Offer is extended), unless accepted for payment by Purchaser pursuant to the Offer on or prior to that date. See Section 1 of this Offer to Purchase, "—Terms of the Offer."

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of this Offer to Purchase entitled "Procedures for Accepting the Offer and Tendering Shares," the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn, except to the extent that tendering shareholders are entitled to and duly exercise their withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be considered not validly tendered for purposes of the Offer. However, withdrawn Shares may be tendered again at any time on or prior to the Expiration Date by following one of the procedures described in Section 3 of this Offer to Purchase entitled "Procedures for Accepting the Offer and Tendering Shares."

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Parent and Purchaser in their sole discretion, whose determination will be final and binding. None of Parent, Purchaser, or their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.    U.S. Federal Income Tax Consequences.

        The following is a summary of the United States federal income tax consequences that are generally applicable to holders of Shares who exchange such shares for cash pursuant to the Offer and the Merger. This discussion is based on currently existing federal income tax laws, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the Offer and the Merger that are described below. Shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular shareholders in light of their individual circumstances. For example, this discussion does not address the tax consequences of the Offer and the Merger to shareholders who are dealers in securities, are foreign persons, or do not hold their Shares as capital assets. Nor does it address the tax consequences of the Offer or the Merger to shareholders who acquired such shares as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction or through the exercise of employee stock options or otherwise as compensation. It also does not address shareholders who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as financial institutions, insurance companies, tax-exempt entities and regulated investment companies). In addition, the following discussion does not address the tax consequences of the Offer or the Merger to the shareholders under foreign, state, or local tax laws.

        All shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of the Offer and the Merger, including the applicable federal, state, local and foreign tax consequences.

        In general, the receipt of cash by the holders of the Shares pursuant to the Offer and/or the Merger will constitute a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a tendering shareholder would generally recognize gain or loss in an amount equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and/or the Merger and the shareholder's tax basis for the Shares that are tendered and purchased pursuant to the Offer and/or the Merger. Generally, gain or loss must be calculated separately for each identifiable block of shares of Company stock (i.e., shares acquired at the same cost in a single transaction). If tendered Shares are held by a tendering shareholder as capital assets, that gain or loss will be a capital gain or loss. Any such capital gain or loss will be long term if, as of the date of the disposition of its Shares, the shareholder held such Shares for more than one year, or will be short term if, as of such date, the shareholder held such Shares for one year or less. In the case of Company shareholders who are individuals, long term capital gain is currently subject to tax at a favorable tax rate. There are limitations on the deductibility of capital losses.

        Backup U.S. Federal Income Tax Withholding.    Under the United States federal income tax laws, the payments made by the Depositary to shareholders of the Company, pursuant to the Offer and/or the Merger may, under certain circumstances, be subject to backup withholding at a rate of 28%. To avoid backup withholding with respect to payments made pursuant to the Offer and/or the Merger, each shareholder must provide the Depositary with proof of an applicable exemption or a correct taxpayer identification number, and must otherwise comply with the applicable requirements of the backup withholding rules. The Letter of Transmittal provides instructions on how to provide the Depositary with information to prevent backup withholding with respect to cash received pursuant to the Offer and/or the Merger. See Instruction 9 of the Letter of Transmittal. Any amount withheld under the backup withholding rules is not an additional tax. Rather, the tax withheld will be credited against the actual tax liability of the persons subject to backup withholding.

        The foregoing is intended as a general summary only. Because the tax consequences to a particular shareholder may differ based on that shareholder's particular circumstances, each shareholder should consult his or her own tax adviser regarding the tax consequences of the Offer and the Merger.

6.    Price Range of Shares; Dividends.

        The Shares trade on The Nasdaq National Market under the symbol "ANSI." The following tables set forth, for the calendar quarters shown, the high and low closing sale prices for the Shares on The Nasdaq National Market based on published financial sources.

Advanced Neuromodulation Systems, Inc. Common Stock

	High	Low
Fiscal 2003
First Quarter	$28.60	$22.77
Second Quarter	35.34	25.87
Third Quarter	43.16	35.44
Fourth Quarter	46.51	36.25
Fiscal 2004
First Quarter	47.87	35.28
Second Quarter	38.37	25.10
Third Quarter	33.11	29.32
Fourth Quarter	40.21	30.65
Fiscal 2005
First Quarter	41.35	26.81
Second Quarter	40.57	27.09
Third Quarter	52.50	39.25
Fourth Quarter (through 10/14/05)	49.89	45.31

        On July 11, 2003, the Company effected a 3 for 2 stock split in the form of a 50% stock dividend (one Share of common stock paid for every two Shares held), paid to shareholders of record on June 20, 2003. All prior period Shares, Share prices, and income per Share figures have been restated to reflect the split.

        The Company has never paid any dividends on its Shares, and the Merger Agreement prohibits the Company from declaring or paying any dividends.

  Shareholders are urged to obtain a current market quotation for the Shares.

        In the Merger Agreement, the Company has represented to each of Parent and Purchaser that as of October 12, 2005, there were 20,206,036 Shares issued and outstanding, 923,674 Shares were held in the Company's treasury, 1,000,000 Shares reserved for issuance pursuant to the Company's 2004 Stock Incentive Plan, as amended, 1,125,168 Shares reserved for issuance pursuant to the Company's 1995 Stock Option Plan, 2,201,126 Shares reserved for issuance pursuant to the Company's 1998 Stock Option Plan, 1,375,704 Shares reserved for issuance pursuant to the Company's 2000 Stock Option Plan, 477,953 Shares reserved for issuance pursuant to the Company's 2001 Non-Qualified Plan and 504,424 Shares reserved for issuance pursuant to the Company's 2002 Non-Qualified Plan. On October 14, 2005, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on The Nasdaq National Market was $46.98 per Share. On October 17, 2005, the last full day of trading before the commencement of the Offer, the closing price of the Shares on The Nasdaq National Market was $60.94 per Share.

7.    Certain Information Concerning the Company.

        The Company is a Texas corporation with its principal offices located at 6901 Preston Road, Plano, Texas 75024. The telephone number of the Company is (972) 309-8000.

        According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the "Company's 10-K"), the Company designs, develops, manufactures and markets advanced implantable neuromodulation devices that improve the quality of life for people suffering from chronic intractable pain and other disorders of the nervous system. Neuromodulation devices include implantable neurostimulation devices, which deliver low levels of electric current directly to targeted nerve fibers or tissue, and implantable drug infusion systems, which deliver small, precisely controlled doses of drugs directly to targeted sites within the body.

        The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates.

8.    Certain Information Concerning Parent and Purchaser.

        Purchaser is a Texas corporation and, to date, has engaged in no activities other than those incident to its formation and the Offer and the Merger. Purchaser is currently a wholly-owned subsidiary of Parent. The principal executive offices of Purchaser are located at One Lillehei Plaza, St. Paul, Minnesota 55117 and Purchaser's telephone number is (651) 483-2000.

        Parent is a Minnesota corporation with its principal executive offices located at One Lillehei Plaza, St. Paul, Minnesota 55117. The telephone number of Parent is (651) 483-2000.

        The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and Purchaser and certain other information are set forth in Schedule I to this Offer to Purchase.

        Except as described elsewhere in this Offer to Purchase or in Schedule I hereto, (i) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or

Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares; and (ii) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, (i) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer, and (ii) there have been no contracts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.    Source and Amount of Funds.

        The Offer is not conditioned upon any financing arrangements.

        Parent and Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares that Parent or its affiliates do not own pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $1.35 billion. Purchaser expects to obtain the funds necessary to consummate the Offer and the Merger from Parent. Parent will use cash on hand at both Parent and the Company and funds borrowed pursuant to a new $250 million credit facility of Parent and $750 million of existing credit facilities of Parent. Parent and Bank of America, N.A. entered into definitive financing documents regarding the new $250 million credit facility for the purpose of providing a portion of financing for the offer. The financing documents contain normal and customary conditions.

        Under the new $250 million credit facility (the "Credit Facility"), Bank of America, N.A. has agreed to provide up to $250,000,000 in unsecured senior revolving credit. The Credit Facility makes available to Parent, through January 13, 2006, unless it is terminated earlier in accordance with its terms, unsecured senior loans in an aggregate principal amount not to exceed $250,000,000 for the purpose of financing in part the Offer and to provide liquidity to support Parent's commercial paper issued for the purpose of financing in part the Offer. The loans will bear interest at a rate per annum equal to (i) the Eurodollar Rate plus an amount equal to 0.500% per annum, or (ii) the Base Rate (as defined therein). Interest on the outstanding balances for each Eurodollar Rate Loan is payable on the last day of the applicable Interest Period (as defined therein) or on the date of any conversion of such loan to a Base Rate Loan. Interest on the outstanding balances for each Base Rate Loan is payable on the last business day of each calendar quarter. Interest on all loans under the Credit Facility is due on the Maturity Date. The Credit Facility contains various operating and financial covenants that are the same as the covenants under Parent's $400 million unsecured revolving credit facility and it's $350 million unsecured revolving credit facility. Specifically, Parent must have a leverage ratio (defined as the ratio of funded debt to EBITDA (net earnings before interest, income taxes, depreciation and amortization)) not exceeding 3.0 to 1.0, and an interest coverage ratio (defined as the ratio of EBITDA to interest charges) not less than 3.5 to 1.0. Parent also has limitations on additional liens or subsidiary indebtedness and limitations on certain acquisitions, investments and dispositions of assets. Events of Default will include (i) failure to pay principal or interest on the date when due, (ii) breach of covenants or agreements incorporated therein and (iii) breach of representations and warranties.

        Bank of America, N.A. is also party to Parent's $400 million unsecured revolving credit facility that expires on September 28, 2009 and its $350 million unsecured revolving credit facility that expires in September 2008. In addition, Banc of America Securities, LLC, an affiliate of Bank of America provides investment banking services to Parent from time to time.

        We currently intend to repay amounts borrowed under the credit facilities from available cash on hand and future earnings.

        No alternate financing plans exist.

10.    Background of the Offer; Past Contacts or Negotiations with the Company.

        In connection with Parent's long-term strategic growth plans, Parent's management considers and evaluates potential acquisition candidates regularly. In late May 2005, Parent authorized Banc of America Securities LLC ("Banc of America Securities") to contact Piper Jaffray & Co. ("Piper Jaffray"), the Company's financial advisor, to discuss a potential acquisition of the Company by Parent. Banc of America Securities then contacted Piper Jaffray to express Parent's interest in discussing such an acquisition.

        In May of 2005, Piper Jaffray contacted a substantial company in the medical products industry and advised it of increased strategic interest in the Company by certain other parties. This company responded that it did not have any interest in pursuing an acquisition of the Company at that time. Piper Jaffray advised the Company's management of this response.

        In early June 2005, Piper Jaffray contacted the Company and informed Mr. Christopher G. Chavez, the Company's President and Chief Executive Officer, that Parent was interested in meeting with Mr. Chavez regarding Parent's interest in the Company and a potential business combination. Piper Jaffray and Banc of America Securities arranged a meeting among Mr. Daniel Starks, Parent's Chairman, President and Chief Executive Officer, and Mr. John Heinmiller, Parent's Executive Vice President and Chief Financial Officer, and Mr. Chavez.

        On June 7 and 8, 2005, Mr. Chavez and Mr. Kenneth G. Hawari, the Company's Executive Vice President of Corporate Development and General Counsel, met with Mr. Starks and Mr. Heinmiller to discuss their respective companies' businesses, operations, strategic directions and related matters.

        On June 20, 2005, Piper Jaffray spoke with Mr. Heinmiller, who indicated that Parent was interested in continuing discussions. Piper Jaffray indicated that a confidentiality agreement would need to be put in place and stated that it would inform the Company of Parent's interest.

        On June 21, 2005, Mr. Starks contacted Mr. Chavez and expressed interest in continuing their discussions. Mr. Starks stated that he and Mr. Heinmiller believed that a business combination involving the Company could result in a number of important mutual benefits, including opportunities to leverage the companies' respective technologies, research and development, operations, sales and marketing organizations, and clinical and regulatory organizations. Mr. Starks indicated that Parent's board of directors would be meeting in a regularly scheduled meeting on August 4-5, 2005, that one topic for consideration at that meeting would be Parent's strategic opportunities for growth, and that he would like to present a possible acquisition of the Company as such an opportunity.

        On July 18, 2005, Mr. Starks called Mr. Chavez and discussed Parent's continuing interest in pursuing a business combination. Mr. Starks and Mr. Chavez continued to discuss potential advantages of a possible business combination. Mr. Chavez indicated that he was willing to continue the discussions, but that Mr. Starks would need to provide some indication of what Parent would be willing to pay per share to acquire the Company before the Company would expend significant time or effort in further discussions. They agreed that a face-to-face meeting to discuss the Company's business and business prospects, potential transaction synergies and leverage opportunities, and valuation issues was necessary and would be scheduled after Parent's scheduled August 4-5, 2005 board meeting, assuming Parent's board decided to pursue those discussions.

        On July 28, 2005, the Company entered into a confidentiality and standstill agreement with Parent.

        On August 8, 2005, Mr. Chavez, Mr. Hawari and Mr. Robert Merrill III, the Company's Chief Financial Officer, met with Mr. Starks and other officers of Parent: Mr. Heinmiller, Mr. Michael J. Coyle (President of St. Jude Medical's Cardiac Rhythm Management Division), Mr. Joseph H. McCullough (President of St. Jude Medical's International Division), Mr. Michael T. Rousseau (President of St. Jude Medical's U.S. Division) and Mr. Kevin T. O'Malley (Vice President and General Counsel). Mr. Chavez provided a review of the Company's products and markets, operations, financial performance, clinical studies, growth opportunities and strategic outlook. Mr. Merrill presented Parent executives with a review of the potential new indications that the Company was pursuing through clinical trials and evaluation. Mr. Starks informed Mr. Chavez that he expected to call Mr. Chavez within a reasonably short period of time to indicate Parent's interest in pursuing a business combination.

        Representatives of Banc of America Securities met with Messrs. Starks, Heinmiller and O'Malley to discuss their preliminary valuation analysis of the Company. Following this meeting, Parent authorized Banc of America Securities to contact Piper Jaffray to inform them of Parents' intent in pursuing a business combination. On August 17, 2005, Piper Jaffray contacted Mr. Hawari and informed him that Mr. Starks planned to express an indication of interest in Parent's acquiring the Company at a specified price per share, and invited Mr. Chavez to call Mr. Starks.

        On August 18, 2005, Mr. Chavez called Mr. Starks, who indicated that Parent was interested in pursuing discussions regarding a potential all-cash acquisition at a specified price range per share of $58.00 to $60.00. Mr. Chavez stated that he would discuss the indication of interest with the Company's Board, which was already scheduled to meet on August 31 through September 2, 2005.

        From August 31 through September 2, 2005, the Company's Board held its regularly scheduled board meeting. Over the course of these three days, the Board was provided information regarding Parent and its indication of interest, Piper Jaffray provided financial advice to the Board regarding the indication of interest, comparable transactions and valuations, the Board discussed the indication of interest with Baker Botts L.L.P., outside counsel to the Company, and discussed the legal and fiduciary standards applicable to the Board's discussion and consideration of the indication of interest. In addition, management presented the Board with a comprehensive situational analysis of the Company's financial results, its financial prospects, opportunities for organic growth through its incubation opportunities, competitive analysis, constraints on long-term investments by the Company, challenges in reimbursement, the cost and challenges of conducting clinical trials and obtaining FDA approvals, and other risks and opportunities presented by the neuromodulation and medical device industry generally. After numerous discussions over the course of three days, and informally afterward, the Board directed Mr. Chavez to contact Parent and elicit Parent's "highest and best" proposal on price per share.

        On September 6, 2005, Mr. Chavez contacted Mr. Starks and indicated that the Company's Board had discussed Parent's indication of interest over the course of its board meeting and in the days following. Mr. Chavez stated that the Board appreciated the potential merits of a business combination, but had authorized him to ask Parent to increase its proposed price per share. Mr. Starks indicated that he would discuss the issue with his management team and respond within a week or two.

        On September 15, 2005, Mr. Starks called Mr. Chavez and stated that Parent would be willing to increase its proposed price per share to a range of $60.00 to $61.25, subject to completing its due diligence. Mr. Chavez stated that he would convene a special board meeting to consider the proposal.

        On September 20, 2005, the Company Board met via telephone conference call to evaluate and consider Parent's revised proposal, and determined to proceed with discussions with Parent to reach a definitive agreement and to permit Parent to conduct due diligence on the Company. The Board also authorized management and Piper Jaffray to contact another potential acquiror, which we refer to as "Company X," that had indicated its interest in a possible acquisition of the Company on several occasions during the preceding years and had visited the Company's headquarters in Plano, Texas in January 2005 to receive a management presentation regarding the Company, its operations, products and prospects and to evaluate the Company as a potential acquisition candidate. The Board also authorized the Company to engage advisors to assist in discussions with Parent and Company X, and any other parties that Piper Jaffray concluded possessed the financial capability and strategic interest in combining with the Company.

        Following the September 20, 2005 board meeting, Piper Jaffray contacted a Vice President of Business Development of Company X, and indicated that a third party had presented the Company with a serious indication of interest in a business combination, and inquired whether Company X had an interest in considering making its own proposal. Piper Jaffray invited Company X to make such a proposal and outlined the timeframe within which such proposal would need to be received in order to be considered along with the first proposal. The officer stated that Company X might have such an interest and indicated that he would discuss the matter with his superiors.

        On September 21, 2005, Mr. Chavez called a senior executive of Company X, and reiterated the information that Piper Jaffray had delivered to the Vice President of Business Development. The senior executive called by Mr. Chavez had been one of the Company X representatives who had visited the Company in January 2005. The senior executive stated that he believed Company X would have an interest in evaluating a potential acquisition of the Company and inquired about the process that would be involved. Mr. Chavez suggested that Company X consider performing its due diligence and determine whether it was interested in making a proposal. The senior executive said that either he or another Company X representative would contact Mr. Chavez within a week.

        Later that day, Mr. Chavez contacted Mr. Starks and informed him that the Company Board had authorized management to pursue discussions with Parent with a view to entering into a definitive merger agreement. The parties tentatively agreed to structure the transaction as a cash tender offer by a wholly owned subsidiary of Parent for all of the Company's issued and outstanding shares followed by a cash-for-stock merger of that subsidiary into the Company. Mr. Chavez also informed Mr. Starks that he had contacted Company X to inform them of a third party's serious indication of interest in pursuing a business combination.

        On September 23, 2005, a group of Parent's business executives, investment bankers and attorneys met with a group of the Company's business executives, investment bankers and attorneys in Dallas, Texas at the offices of Baker Botts to discuss non-price terms of the proposed transaction, discuss a plan for Parent's conduct of due diligence, and generally organize the process for negotiating and completing a definitive merger agreement.

        On September 26, 2005, Parent's attorneys, accountants and investment bankers commenced their formal due diligence review of the Company.

        On September 27, 2005, a larger group of Parent's business executives met with a larger group of the Company's business executives in Dallas, Texas at the offices of Baker Botts to conduct a management review of the Company, its operations, products, financial prospects and organic growth opportunities. That day and over the next several days, members of Parent's management group conducted individual due diligence meetings with members of Company management. Parent's attorneys, accountants and investment bankers also participated in the due diligence process.

        Later on September 27, 2005, a group of Company X's key business executives met with a group of the Company's key business executives in Plano, Texas to conduct its own management review of the Company, its operations, products, financial prospects and organic growth opportunities. Company X indicated that it would be evaluating the prospect of an acquisition of the Company and asked for an opportunity to conduct business, financial and legal due diligence, which the Company stated it would be willing to facilitate.

        Late on September 27, 2005, Parent's attorneys delivered a first draft of a merger agreement to the Company and its attorneys.

        During the next two weeks, both Parent and Company X separately conducted their due diligence investigations via in-person visits to Dallas and Plano and through telephonic conference calls. During this time, senior executives of the Company held further, separate discussions with each of Parent and Company X regarding their due diligence investigations.

        On October 3, 2005, Parent executives and attorneys met with Company executives and attorneys to negotiate the terms of a merger agreement.

        On October 6, 2005, Mr. Heinmiller and Mr. O'Malley contacted Mr. Hawari to discuss open issues and a proposed timetable for Parent's entering into a merger agreement with the Company. Later that day, Mr. Starks contacted Mr. Chavez and discussed the details of Parent's proposed timetable and plans for communicating with investors, employees, customers and other constituencies if a merger agreement were negotiated and signed by the two parties.

        On October 7, 2005, the Company provided Parent with draft disclosure schedules to the draft merger agreement then under negotiation. On the same day, the Company provided Company X with a draft merger agreement for Company X's consideration, and two days later the Company provided Company X with draft disclosure schedules. Throughout this time, Piper Jaffray kept Company X appraised of the timeframe within which a proposal would need to be received from Company X in order to be considered along with the proposal from the first party.

        On October 10, 2005, executives of Company X met in Plano, Texas with members of the Company's management team to discuss the potential benefits of Company X's acquisition of the Company. Following this meeting, Piper Jaffray again invited Company X to submit an offer for the Company.

        Piper Jaffray held discussions on October 12 and on the morning of October 13 with Company X during which representatives of Company X reiterated their continued interest in exploring an acquisition of the Company and indicated a range of potential offer prices for the Company's Common Stock, but noted that Company's X's board of directors had not reviewed the proposed transaction or authorized representatives of Company X to make a formal proposal to acquire the Company. Company X also indicated its desire to conduct more due diligence before submitting a proposed transaction to its board of directors.

        Later on October 13, 2005, the Company Board held a special meeting in Plano, Texas to review and discuss the terms of the proposed Parent merger agreement, the status of negotiations with Parent, the status of discussions with Company X and the results of their respective due diligence investigations. Mr. Chavez reviewed prior discussions with both Parent and Company X, and Mr. Hawari described the chronology of events that had occurred with Parent and Company X since the September 20, 2005 board meeting. After full discussion of the status of discussions with Company X, the Board determined that Company X's range of potential offer prices for the Common Stock was not competitive with Parent's firm proposal, and determined that Company X was highly unlikely to increase its range to a level that would be superior to Parent's proposal, even after conducting additional due diligence. In addition, the Board determined that the continued uncertainty of whether Company X would submit a formal proposal did not warrant delaying further action on Parent's firm proposal. The Board then turned its attention to the proposed transaction with Parent. Piper Jaffray provided strategic and financial advice to the Board regarding the negotiations and the terms of the transaction and orally confirmed that it would be prepared to deliver its opinion that, subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray, as of the date of the Board's meeting to consider the merger agreement with Parent and the transactions contemplated thereby, the consideration set forth in the merger agreement was fair to the Company's shareholders from a financial point of view. Baker Botts discussed the tender offer structure and reviewed the material terms of the definitive merger agreement governing the transaction (including material terms that then remained subject to further negotiation) and the legal and fiduciary standards applicable to the Board's consideration of the merger agreement and the transactions contemplated by the merger agreement. After additional discussion, the Board authorized management to complete negotiations with Parent and finalize the terms of the Merger Agreement with Parent adopted a bylaw amendment relating to indemnification of directors and officers, and agreed to meet again by telephone on the following day, October 14, 2005.

        On October 13 and 14, 2005, the Company and Parent continued to negotiate the terms of the draft Merger Agreement and Parent continued its due diligence.

        On October 14, 2005, Parent's board of directors held a special meeting to review and discuss the terms of the proposed Merger Agreement. Members of Parent's senior management reviewed the negotiations that had taken place with the Company, and also updated Parent's board of directors on the due diligence review that had occurred. Representatives of Banc of America Securities were present at the meeting and prior to the meeting had provided Parent's board of directors with a financial presentation concerning the proposed acquisition. At the conclusion of this meeting, Parent's board of directors authorized its officers to proceed at a price of $61.25 per share.

        After the close of business on October 14, 2005, John Heinmiller and Kevin O'Malley contacted Ken Hawari regarding the Parent board's decision. Mr. O'Malley, Mr. Heinmiller and Mr. Hawari discussed and negotiated the remaining open issues and reached agreement on such issues. Following those discussions, the Company Board held a special telephonic meeting. During this meeting, Mr. Chavez and Mr. Hawari reviewed the negotiations that had taken place with Parent since the previous Board meeting and recommended that the Board authorize and approve the Merger Agreement with Parent. Piper Jaffray provided its financial analysis and delivered to the Board its opinion that, as of such date, and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray, the offer price proposed to be paid in the Offer and the per share price proposed to be paid in the Merger, in each case as set forth in the Merger Agreement, was fair to the Company's shareholders from a financial point of view. Mr. Hawari and Baker Botts updated the Board on resolution of the material terms of the Merger Agreement that had been unresolved as of the time of the previous Board meeting. Following further discussion the Board voted unanimously to approve the Merger Agreement and related matters, and to recommend the Offer and the Merger to the Company's shareholders. The Board also authorized officers of the Company to finalize and execute the definitive Merger Agreement and related documents and adopted a bylaw amendment relating to filling Board vacancies.

        The Company and Parent finalized the terms of the Merger Agreement including, among other things, the per share price and the termination fee, following the Company Board meeting and into the following day, October 15, 2005. Late in the day on this date, the Company Board convened again by conference call to approve certain changes to the Company bylaw amendment adopted on October 13 relating to indemnification of directors and officers. Following this meeting, the Company, Parent and Parent's acquisition subsidiary executed the Merger Agreement.

        On Sunday, October 16, 2005, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement.

        On October 17, 2005, Parent and the Company held a joint conference call to discuss the proposed business combination.

        On October 18, 2005, Parent's acquisition subsidiary commenced the Offer.

        The portions of the history of the transaction set forth above that relate solely to the Company's board meetings and discussions with Banc of America Securities and the Company's negotiations with Company X are based on statements made by the Company in the Company's Schedule 14D-9, and have not been independently verified by Parent.

11.    The Merger Agreement; Other Arrangements.

  The Merger Agreement

        The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Parent and Purchaser on October 18, 2005 with the SEC in connection with the Offer. The following summary may not contain all of the information important to you, and is qualified in its entirety by reference to the Merger Agreement, which is deemed incorporated by reference in this Offer to Purchase. Accordingly, we encourage you to read the entire Merger Agreement. The Merger Agreement may be examined and copies may be obtained from the SEC in the same manner as set forth in Section 7 of this Offer to Purchase entitled "Certain Information Concerning the Company." Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase shall have the respective meanings set forth in the Merger Agreement.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer within seven business days after the date the Merger Agreement was entered into and that, upon the terms and subject to prior satisfaction or waiver, if applicable, of the Minimum Condition and the other conditions of the Offer, as set forth in Section 15 of this Offer to Purchase entitled "Certain Conditions of the Offer," Purchaser will purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer.

        The Merger Agreement further provides that, without the prior written consent of the Company, Parent and Purchaser will not and Parent shall cause Purchaser to not:

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  decrease the Offer Price,

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  change the form of consideration payable in the Offer,

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  decrease the number of Shares sought to be purchased in the Offer,

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  impose additional conditions to the Offer other than those set forth in the Merger Agreement,

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  amend any other material term or condition of the Offer in any manner adverse to the holders of Shares; or

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  change or waive the Minimum Condition.

        Pursuant to the Merger Agreement, without the consent of the Company, Parent or Purchaser may:

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  extend the Offer at any time in their sole discretion, if at the initial expiration date of the Offer, or any extension thereof, any of the conditions to the Offer have not been satisfied or waived (except that Parent and Purchaser may be required to extend the Offer if certain conditions to the Offer are not satisfied and it is reasonably possible that such conditions could be satisfied by December 31, 2005), for such amount of time as Parent or Purchaser believe is reasonably necessary,

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  extend the Offer for any period to the extent required by law or the SEC, or

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  if the Minimum Condition has been met, extend the Offer for a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) of up to ten business days beyond the latest expiration date that would otherwise be permitted in order to acquire over 90% of the outstanding Shares.

        Directors.    The Merger Agreement provides that concurrently with the purchase of and payment for any Shares pursuant to the Offer as a result of which Parent and Purchaser beneficially own at least a majority of the outstanding Shares, and from time to time thereafter as Shares are acquired by Purchaser, Purchaser shall be entitled to designate upon written notice to the Company for election that number of directors on the Company Board (rounded up to the next whole number) as will give Parent or Purchaser representation on the Company Board equal to that number of directors which equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to the Merger Agreement) and (ii) the percentage that the aggregate number of Shares beneficially owned by Parent bears to the total number of Shares issued and outstanding. The Company has agreed to, upon request by Parent or Purchaser after they beneficially own a majority of the Shares, promptly increase the size of the Company Board from seven to nine members and exercise its best efforts to secure the resignations of incumbent directors as is necessary to enable Parent's or Purchaser's designees to be elected to the Company Board. At such time, to the extent requested by Purchaser, the Company will use its best efforts to cause Purchaser's designees to constitute at least a majority on each committee of the Company Board, other than any committee of the Company Board established to take action under the Merger Agreement. Notwithstanding the foregoing, the Company will use all reasonable efforts to ensure that, prior to the Effective Time, the Company will retain at least four directors who were directors of the Company on the date of the Merger Agreement, three of whom are neither officers of the Company nor designees, affiliates or associates of Parent or Purchaser (the "Independent Directors"); provided, however, that if there are fewer than three Independent Directors for any reason, the remaining Independent Directors or, if no Independent Directors remain, the other directors of the Company, as the case may be, shall be entitled to designate a person or persons to fill such vacancy or vacancies who shall be neither officers of the Company nor designees, shareholders, affiliates or associates of Parent or Purchaser; provided, further, so long as Parent and Purchaser collectively own a majority of Shares, in no event shall Parent's designees be less than a majority of the Company Board, and the Company shall take such action as Parent shall request in order to give effect to the foregoing.

        From and after the time that Purchaser's designees are elected or appointed to the Company Board until the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize:

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  any termination of the Merger Agreement by the Company,

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  any amendment of the Merger Agreement on behalf of the Company,

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  any waiver of any of the Company's rights or remedies under the Merger Agreement,

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  any extension by the Company of time for performance of any of the obligations or actions of Parent or Purchaser under the Merger Agreement, and

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  the assertion or enforcement of the Company's rights under the Merger Agreement.

        The Merger.    The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, at the Effective Time, Purchaser will be merged with and into the Company in accordance with the applicable provisions of the TBCA. Following the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation") in accordance with the TBCA. All rights and obligations of the Company and Purchaser will be allocated to the Company, as the surviving corporation. The Bylaws of the Purchaser in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation. The Articles of Incorporation of the Surviving Corporation will be amended in their entirety at the Effective Time and will read as set forth in Exhibit C to the Merger Agreement. In addition, following the Merger, the directors of Purchaser will become the initial directors of the Surviving Corporation and the officers of the Purchaser will become the initial officers of the Surviving Corporation. The Merger Agreement provides that the closing of the Merger will take place at a time and date specified by the parties but in no event later than the second business day after the satisfaction or waiver of the conditions to the Merger. At the closing, the Company, Parent and Purchaser will file the necessary documents with Texas public officials to make the Merger effective.

        Conversion of Shares.    At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (excluding (i) Shares held in the Company's treasury or by any of the Company's subsidiaries, if any, (ii) Shares held by Parent, Purchaser or any other subsidiary of Parent, if any, (iii) Shares held by dissenting shareholders who have validly exercised their dissenters' appraisal rights, if any and (iv) Restricted Shares (as defined below) as to which the applicable restrictions have not been eliminated at or prior to the Effective Time) will, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder, automatically be cancelled and retired, and shall be converted into the right to receive an amount of cash per Share equal to the Offer Price (the "Per Share Price"). At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Purchaser or any subsidiary of Parent, Purchaser or any subsidiary of the Company immediately prior to the Effective Time will, without any action on the part of Parent, Purchaser, the Company or the holder, be canceled and retired and will cease to exist, and no capital stock or other consideration shall be delivered in exchange therefor. Moreover, at the Effective Time, each share of common stock of Purchaser, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

        Company Stock Options and Restricted Stock.    As of the Effective Time, each outstanding Company Stock Option (as defined in the Merger Agreement), whether or not then exercisable, that is then vested, shall be cancelled in exchange for a single lump sum cash payment equal to the product of (i) the excess, if any, of the Per Share Price over the per share exercise price of such Company Stock Option as of the Effective Time and (ii) the number of Shares issuable upon exercise of the vested portion of such Company Stock Option immediately prior to the Effective Time, less any applicable tax or other withholdings.

        As of the Effective Time, each outstanding Company Stock Option (as defined in the Merger Agreement), whether or not then exercisable, shall, with respect to the portion thereof that is unvested as of the Effective Time, be assumed by Parent and converted into an option to purchase common stock of Parent, par value $0.01 per share ("Parent Common Stock"). Such unvested portion of any Company Stock Option so converted shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable under the applicable Company Stock Option Plan (as defined in the Merger Agreement) and any individual agreement thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Company Stock Option so converted shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounding down to the nearest whole number of shares of Parent Common Stock) and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Stock Option so converted shall be equal to the quotient determined by dividing (x) the exercise price per Share at which such Company Stock Option was exercisable immediately prior to the Effective Time, by (y) the Exchange Ratio, rounding up to the nearest whole cent. The "Exchange Ratio" shall mean a fraction, the numerator of which is the Per Share Price and the denominator of which is the average closing price of a share of Parent Common Stock on the New York Stock Exchange over the ten trading days immediately preceding (but not including) the date on which the Effective Time occurs.

        As of the Effective Time, each outstanding Share that is subject to repurchase by the Company or otherwise subject to a risk of forfeiture or other similar condition under the Company Stock Option Plans or any restricted stock purchase agreement (a "Restricted Share"), and as to which such restrictions shall not have been eliminated at or prior to the Effective Time, shall be assumed by Parent and converted into shares of Parent Common Stock as set forth below. Restricted Shares so converted shall continue to have, and be subject to, the same terms and conditions (including vesting schedule and repurchase rights) as set forth in the applicable agreement governing such Restricted Share immediately prior to the Effective Time, except that, as of the Effective Time, Restricted Shares so converted shall thereafter be converted into that number of whole shares of Parent Common Stock equal to the product of the number of Restricted Shares held by each such Holder immediately prior to the Effective Time multiplied by the Exchange Ratio (rounding down to the nearest whole number of shares of Parent Common Stock). The Company shall take such steps as are necessary to communicate with individual holders and legend or retain possession of certificates evidencing all Restricted Shares that are to be assumed and converted in accordance with the foregoing, so as to ensure that such shares may not be tendered for purchase in the Offer or exchanged for payment in the Merger.

        Representations and Warranties.    The Merger Agreement contains customary representations and warranties of the parties. These include representations and warranties of the Company with respect to, among other things, organization, standing and power, capitalization, subsidiaries, authority, SEC filings, financial statements, governmental approvals, compliance with laws, litigation, intellectual property and trade secrets, employment matters, environmental laws and regulations and tax matters. The Merger Agreement also contains customary representations and warranties of Parent and Purchaser, including among other things, organization and qualification, authority and financing. The representations and warranties contained in the Merger Agreement expire at the Effective Time of the Merger.

        The representations, warranties and covenants made by the Company in the Merger Agreement are qualified by information contained in disclosure schedules that the Company delivered to Parent and Purchaser in connection with the execution of the Merger Agreement. Representations and warranties may be used as a tool to allocate risks between the parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts. Shareholders are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its affiliates.

        Conduct of Business.    Except as expressly permitted by the Merger Agreement, during the period from the date of the Merger Agreement through the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course of its business in substantially the same manner as currently conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by the Merger Agreement, prior to the Effective Time, the Company shall not, and shall cause its subsidiaries not to, without the prior written consent of Parent (which shall not be unreasonably withheld in certain circumstances and which shall be presumed if approved by a majority of the directors designated by Parent):

  •
  (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the redemption or repurchase at cost of shares repurchased from employees upon termination of employment);

  •
  issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plans (as defined in the Merger Agreement)) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of Shares upon the exercise of Company Stock Options (as defined in the Merger Agreement) outstanding on the date of the Merger Agreement in accordance with their current terms;

  •
  amend the Company Charter;

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  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business;

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  alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of any Subsidiary of the Company (other than any wholly-owned Subsidiary or foreign Subsidiary that would be wholly-owned but for a nominal number of director or similar shares being owned by a foreign national as required by the law of the jurisdiction of such foreign Subsidiary's organization);

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  sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than sales of inventory or other assets made in the ordinary course of business consistent with past practice;

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  incur any Indebtedness (as defined in the Merger Agreement) in an amount greater than $250,000 in the aggregate, guarantee any such Indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person (as defined in the Merger Agreement) except as otherwise permitted by the Merger Agreement;

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  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) or otherwise permit its corporate existence, or any of the rights or franchises or any license, permit or authorization under which the business operates to be suspended, lapsed or revoked;

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  except as provided for in the Merger Agreement, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan, employment agreement, or any consulting agreement;

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  except as provided for in the Merger Agreement, hire additional employees, consultants or other independent contractors or increase the compensation payable or to become payable to its directors, officers or employees (except as permitted by the Merger Agreement) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company, or establish, adopt, enter into, or, except as permitted by the Merger Agreement, amend or enhance certain benefit arrangements;

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  knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

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  make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

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  prepare or file any tax return inconsistent with its past practice in preparing or filing similar tax returns in prior periods or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

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  fail to file in a timely manner any tax returns (except as to filings for which a proper extension has been obtained) that become due or fail to pay any taxes that become due;

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  make any express or deemed election relating to taxes that is inconsistent with its past practices, rescind any express or deemed election relating to taxes, or change any of its methods of reporting income or deductions for Tax purposes;

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  commence any litigation or proceeding with respect to any material Tax liability or settle or compromise any material tax liability or commence any other litigation or proceedings (other than for the routine collection of amounts owed) or settle or compromise any other material claims or litigation (other than in circumstances where (A) the costs of settlement are fully covered by insurance, existing loss reserves or a combination of both, and (B) the terms of settlement are limited to cash payment and customary releases);

  •
  except for sales of inventory in the ordinary course of business and the hiring of employees in the ordinary course of business as permitted in the Merger Agreement, enter into, renew, terminate or amend any Material Contract, or purchase or lease any real property;

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  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except as permitted by the Merger Agreement;

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  create or form any Subsidiary or make any other investment in another Person (other than short term investments for the purpose of cash management or as otherwise permitted in the Merger Agreement);

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  modify the standard warranty terms for products sold by the Company or amend or modify any product warranties in effect as of the date hereof in any manner that is materially adverse to the Company;

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  except as provided for in the Merger Agreement, make or authorize any new capital expenditure or expenditures that individually is in excess of $200,000 or in the aggregate are in excess of $500,000;

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  allow any of the Company's Intellectual Property (as defined in the Merger Agreement) rights relating to the Company's existing products or products currently under development to be disclosed, except as permitted by the Merger Agreement;

  •
  (A) enter into any exclusive license, distribution, marketing or sales agreements; (B) enter into any commitment to any person to (1) develop software without charge, (2) incorporate any software into any of the Company's products other than pursuant to valid license agreements executed in the ordinary course of business with royalty rates and license terms consistent with past practice, or (3) enter into any license, distributorship, or sales agreement that by its terms would purport to relate to any of the products of Parent or its affiliates; (C) sell, transfer or otherwise dispose of any Intellectual Property other than sales of its products and other non-exclusive licenses that are in the ordinary course of business and consistent with past practices, or (D) grant "most favored nation" pricing to any Person;

  •
  allow any insurance policy relating to the Company's business to be amended or terminated without replacing such policy with a policy providing at least substantially equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

  •
  except as provided for in the Merger Agreement, enter into or amend any contract, agreement, commitment or arrangement with any Affiliated Person (as defined in the Merger Agreement);

  •
  fail to make in a timely manner any filings with the SEC required under the Securities Act of 1933, as amended, or the Exchange Act or the rules and regulations promulgated thereunder;

  •
  knowingly take any action that would result in a failure to maintain trading of the Shares on The Nasdaq National Market; or

  •
  authorize, recommend, propose (other than in a request to Parent or Purchaser for consent) or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Shareholder Approval.    If Company shareholder approval of the Merger is required by applicable law, the Company has agreed to, as promptly as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining such approval. If a Shareholders Meeting is required, the Company will, within ten business days of a request to do so from Parent, prepare and file a Proxy Statement or an Information Statement (the "Shareholder Statement") with the SEC and, after consultation with Parent and Purchaser, use all reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Shareholder Statement or any preliminary version of the Shareholder Statement, to cause the Shareholder Statement to be mailed to the Company's shareholders and to obtain the necessary approvals of the Merger and the Merger Agreement by the Company's shareholders. Subject to its fiduciary duties under applicable law and after consultation with counsel, the Company shall, through the Company Board, recommend that the shareholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the Merger.

        Access to Information.    The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, the Company and its subsidiaries will give Parent and its subsidiaries and representatives reasonable access and permit them to make such inspections as they may reasonably require of all of the Company's employees, properties, books, contracts, commitments and records (including engineering records and tax returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, promptly make available to Parent all personnel of the Company or its Subsidiaries knowledgeable about matters relevant to such inspections as reasonably requested by Parent. All information obtained by the Parent and its representatives will be kept confidential in accordance with the confidentiality provisions of the Confidentiality Agreement dated July 28, 2005 between Parent and the Company.

        Further Actions.    Pursuant to the Merger Agreement, each of Parent, Purchaser and the Company has agreed to use all reasonable efforts to take all actions reasonably necessary, proper or advisable under applicable law, and to reasonably cooperate with each other in order to consummate and make effective the transactions contemplated by the Merger Agreement, including using all reasonable efforts to:

  •
  cooperate in the preparation and filing of any filings or notifications that must be made under the HSR Act or otherwise to any governmental entities;

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  cooperate in the preparation and filing of the Offer Documents (as defined in the Merger Agreement), the Shareholder Statement (as defined in the Merger Agreement), and any amendments thereto;

  •
  obtain consents of all third parties and governmental entities necessary, proper, advisable or reasonably requested by Parent or the Company, for the consummation of the transactions contemplated by the Merger Agreement;

  •
  contest any legal proceeding relating to the Merger; and

  •
  execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

        If at any time after the Effective Time any further action is necessary to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement shall take all such necessary action.

        In addition, Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party to the Merger Agreement in connection with proceedings under or relating to any foreign, federal, or state antitrust, competition, or fair trade law. In this regard, each party shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated in the Merger Agreement.

        Notwithstanding any provision of the Merger Agreement or otherwise, in connection with the compliance by the parties thereto with any applicable law (including the HSR Act and similar merger notification laws or regulations of any foreign governmental entity) and obtaining the consent or approval of any governmental entity whose consent or approval may be required to consummate the transactions contemplated by the Merger Agreement, Parent shall not be required, or be construed to be required, to proffer to, or agree to:

  •
  sell or hold separate, or agree to sell or hold separate, before or after the Effective Time, any material assets, businesses or any material interests in any assets or businesses, of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company of any material assets or businesses, or any material interests in any assets or businesses), or any material change in or material restriction on the operation by Parent or the Company of any material assets or businesses,

  •
  enter into any agreement or be bound by any obligation that, in Parent's good faith judgment, would likely have a "material adverse effect" on the benefits to Parent of the transactions contemplated by the Merger Agreement, or

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  take any other action that, in Parent's good faith judgment, would be materially adverse to Parent.

        Inquiries and Negotiations.    The Company will not, and will cause its Subsidiaries, and each of their respective officers, directors, employees, agents, representatives or affiliates not to, directly or indirectly, take any of the following actions with any Person other than Parent and Purchaser:

  •
  solicit, initiate, entertain or knowingly encourage or facilitate any proposals or offers from, or conduct discussions with or engage in negotiations with any Person relating to an Alternative Transaction;

  •
  provide information with respect to it to any Person, other than Parent and Purchaser, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, an Alternative Transaction; or

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  enter into any agreement with any Person providing for an Alternative Transaction.

        The term "Alternative Transaction" means any of (A) a transaction pursuant to which any Person (or group of Persons) other than Parent or Purchaser, directly or indirectly, acquires or would acquire more than 10% of the outstanding Shares or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (B) a merger, reorganization, share exchange, consolidation or other business combination involving the Company (other than the Merger), (C) any transaction pursuant to which any Person (or group of Persons) other than Parent or Purchaser acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Subsidiary of the Company representing more than 10% of the fair market value of all the assets, net revenues or net income of the Company on a consolidated basis immediately prior to such transaction, (D) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by the Merger Agreement, as a result of which the holders of Shares immediately prior to such transaction do not, in the aggregate, own at least 90% of the outstanding shares of capital stock and outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof, or (E) any other transaction that is conditioned or predicated on the Merger not being completed in accordance with the terms of the Merger Agreement or is intended or could reasonably be expected to result in the Merger not being so completed.

        Notwithstanding the above, the Company Board will be permitted, subject to compliance with the other terms of the Merger Agreement, (A) to take and disclose a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer, (B) subject to first entering into a confidentiality agreement with the Person proposing an Alternative Transaction (an "Acquisition Proposal") on terms substantially similar to, and no less favorable to the Company than, those contained in the Confidentiality Agreement, in response to a bona fide written Acquisition Proposal that is, or could reasonably be believed to constitute, a Superior Proposal to consider and participate in discussions and negotiations with respect to such proposal and provide information in connection therewith for the purpose of fulfilling its fiduciary duties.

        The term "Superior Proposal" means a bona fide written proposal (not solicited after the date of the Merger Agreement by or on behalf of the Company or any of its Subsidiaries or any of their respective officers, directors, employees, agents or representatives in breach of the Merger Agreement) made by a third party after the date of the Merger Agreement that if consummated would result in such third party (or the holders of its equity) owning, directly or indirectly, more than 50% of the Shares then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, which the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) to be (A) more favorable to the shareholders of the Company from a financial point of view than the Merger and the transactions contemplated by the Merger Agreement (taking into account all the terms and conditions of such proposal and the Merger Agreement including any changes to the financial terms of the Merger Agreement proposed by Parent in response to such offer or otherwise), and (B) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

        The Company will notify Parent as promptly as practicable (but in any event within 48 hours (or, during any five day period preceding a scheduled expiration of the Offer, within 24 hours)) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or of its Subsidiaries by any Person that informs the Company Board that it is considering making or has made an Acquisition Proposal. Such notice to Parent will be made orally and in writing, and will indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company or any of its Subsidiaries and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. The Company will, on a reasonably current basis (but in any event within 48 hours (or during any five day period preceding a scheduled expiration of the Offer, within 24 hours)), provide to Parent a written description of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. The Company will also as soon as practicable (but in any event within 48 hours (or, during any five day period preceding a scheduled expiration of the Offer, within 24 hours)) notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with the terms of the Merger Agreement.

        The Company Board will not:

  •
  (A) withdraw (or modify in a manner adverse to Parent) the recommendation by the Company Board in favor of the Offer, the Merger Agreement, and the Merger, (B) determine that the Merger Agreement or the Merger is no longer advisable, (C) recommend that the shareholders of the Company reject the Merger Agreement, the Offer or the Merger, (D) resolve, agree or propose publicly to take any such actions, or (E) recommend the approval or adoption of any Acquisition Proposal,

  •
  adopt or approve any Acquisition Proposal or withdraw its approval of the Offer, the Merger Agreement, or the Merger, or resolve or agree to take any such actions,

  •
  without limiting the first item, above, propose publicly to adopt or approve any Acquisition Proposal or propose publicly to withdraw its approval of the Offer, the Merger Agreement, or the Merger or resolve or agree to take any such actions, or

  •
  cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or another agreement (each, an "Alternative Acquisition Agreement") constituting or related to, or which is intended or reasonably likely to lead to any Alternative Transaction or Acquisition Proposal (other than a confidentiality agreement referred to above) or resolve or agree to take any such actions (each board action set forth above being referred to herein as a "Company Adverse Recommendation Change").

        Notwithstanding the foregoing, prior to the Acceptance Date, the Company Board may in response to a bona fide written Acquisition Proposal that constitutes a Superior Proposal, effect a Company Adverse Recommendation Change, terminate the Merger Agreement and substantially concurrently enter into a binding Alternative Acquisition Agreement containing the terms of a Superior Proposal; provided, however, that (1) the Company Board may not so terminate the Merger Agreement unless the Company has complied with certain provisions of the Merger Agreement, including the notification provisions, and with all other applicable requirements with respect to the payment of the Termination Fee described below prior to or simultaneously with such termination and (2) the Company may not exercise its right to terminate the Merger Agreement due to a Company Adverse Recommendation Change, (x) until after the fifth day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal and that the Company Board will, subject to any action taken by Parent pursuant to this sentence, cause the Company to accept such Superior Proposal, which notice will specify the material terms and conditions of the Superior Proposal and identify the Person making such Superior Proposal (a "Notice of Superior Proposal") (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal will require a new Notice of Superior Proposal and a new five day period), and (y) unless after such fifth day such Superior Proposal remains a Superior Proposal and the Company Board so determines in accordance with the definition of "Superior Proposal".

        The Company will, and will cause its Subsidiaries and their respective officers, directors, agents and representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and its representatives) conducted heretofore with respect to any Alternative Transaction and will use its best efforts to cause all persons other than Parent who have been furnished with confidential information regarding the Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company or its Subsidiaries is a party or becomes a party, and will immediately take all steps necessary to terminate any approval that may have heretofore been given under any such provisions authorizing any Person to make an Acquisition Proposal, unless the Company Board determines in good faith that such Acquisition Proposal is a Superior Proposal.

        The Company will ensure that the officers, directors, bankers and attorneys of the Company or its Subsidiaries, and will use its commercially reasonable efforts to ensure that all other employees, agents and other representatives of the Company or its Subsidiaries are aware of the foregoing restrictions as reasonably necessary to avoid violations thereof. Any violation of such restrictions by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant, or other retained representative) of the Company or its Subsidiaries, at the direction or with the consent of the Company or its Subsidiaries, will be deemed to be a breach of the Merger Agreement by the Company.

        Indemnification.    After the Effective Time, the Surviving Corporation will indemnify and hold harmless (including advancement of expenses) the current and former directors and officers of the Company in respect of acts or omissions occurring on or prior to the Effective Time to the maximum extent permitted by Applicable Law or provided in the Company's articles of incorporation, by-laws and indemnity agreements, all as in effect on the date the Merger Agreement was signed; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. Parent and the Surviving Corporation will cause to be maintained for a period of not less than six years from and after the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of the Merger Agreement, so long as the annual premium therefor would not be in excess of two times the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent, on terms and conditions substantially similar to the existing D&O Insurance. If the existing D&O Insurance cannot be maintained, expires or is terminated or canceled during such six-year period, Parent and the Surviving Corporation will use reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of two times the amount per annum the Company paid in its last full fiscal year, on terms and conditions substantially similar to the existing D&O Insurance. It is understood that, unless made by a court, any determination as to whether a person seeking indemnification has met any applicable legal standard for indemnification shall be made by independent counsel, as that term is contemplated under Applicable Law, appointed by the Surviving Corporation and reasonably acceptable to the person seeking such indemnification.

        In the event Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity or (ii) transfers or conveys all or substantially all its properties and assets to any person, then the successors and assigns of Parent and the Surviving Corporation are required to assume these obligations; provided that Parent and the Surviving Corporation will remain liable for all of their respective obligations under the Merger Agreement. In addition, if the Surviving Corporation is financially unable to satisfy its indemnification obligations, Parent will be obligated to discharge the Surviving Corporation's indemnification obligations, up to a maximum amount of $350,000,000.

        Employee Benefit Matters.    The Merger Agreement provides that the Surviving Corporation shall provide employees of the Company and its Subsidiaries retained by the Surviving Corporation with employee benefits no less favorable in the aggregate than either (i) those benefits provided to Parent's similarly situated employees, or (ii) those benefits provided by the Company immediately prior to the date the Merger closes; provided that the Surviving Corporation shall be under no obligation to retain any employee or group of employees of the Company or its Subsidiaries (subject to certain severance terms or other provisions of existing employment agreements). With respect to each employee benefit plan of Parent or the Surviving Corporation (collectively, "Parent Benefit Plan") in which employees of the Company and its Subsidiaries ("Company Employees") participate after the Effective Time, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation or other leave entitlement, service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and the Surviving Corporation; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the corresponding Company Plan, nor shall it be recognized with respect to any equity incentive award granted on or after the date the Merger closes. To the extent (A) permitted by Applicable Law and by the Parent Benefit Plan that may cover any Company Employees and (B) to the extent that Company Employees are covered by the Parent Benefit Plans, Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under Parent Benefit Plans to be waived with respect to such Company Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Benefit Plans in which they are eligible to participate after the Effective Time.

        Conditions to the Merger.    The respective obligations of the Company, Parent and Purchaser to complete the Merger are subject to the fulfillment of the following conditions:

  •
  the Merger Agreement having been duly approved and adopted, if required, by the requisite vote of the shareholders of the Company,

  •
  no law, rule, regulation, executive order, decree, injunction or other order having been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger,

  •
  any waiting period applicable to the Merger under the HSR Act or any other material foreign, federal or state antitrust, competition or fair trade law having terminated or expired, and

  •
  Purchaser having purchased the Shares properly tendered pursuant to the Offer, provided, however, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Parent and Purchaser fail to accept for payment or pay for Shares validly tendered pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement.

        Termination and Abandonment.    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent. In addition, the Merger Agreement may be terminated:

  •
  by either Parent or the Company, upon written notice to the other party, if:

  •
  any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of the Merger Agreement); or

  •
  the Offer shall have expired, terminated or been withdrawn pursuant to its terms without any Shares having been purchased; provided, that such right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal reason for the failure of Parent or Purchaser to purchase Shares in the Offer; or

  •
  the first date on which Parent or Purchaser accepts for payment Shares validly tendered and not validly withdrawn pursuant to the Offer has not occurred by December 31, 2005 (the "Final Date"); provided that no party may terminate the Merger Agreement pursuant to this provision if such party's failure to fulfill any of its obligations under the Merger Agreement shall have been a principal reason that the purchase of Shares pursuant to the Offer shall not have occurred on or before such date;

  •
  by the Company if:

  •
  Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to the fifteenth business day following the date of the initial public announcement of the Offer; provided,that the Company may not terminate the Merger Agreement pursuant to this section (A) after the Offer has commenced or (B) if the Company is in breach of certain provisions of the Merger Agreement in a manner that affects Parent or Purchaser's ability to commence the Offer; or

  •
  there shall have been a breach by Parent or Purchaser of any of their respective covenants or agreements under the Merger Agreement that materially adversely affects (or materially delays) Parent's or Purchaser's ability to consummate the Offer or the Merger, and, in the case of a breach capable of being cured, Parent or Purchaser, as the case may be, has not cured such breach within thirty days after written notice by the Company thereof; or

  •
  there shall have been a breach of a representation or warranty on the part of Parent or Purchaser set forth in the Merger Agreement or if any representation or warranty of Parent or Purchaser shall have become untrue, such that the ability of Parent or Purchaser to consummate the Offer or the Merger in accordance with the terms of the Merger Agreement shall be materially adversely affected (or materially delayed) and, in the case of a breach capable of being cured, Parent or Purchaser, as the case may be, has not cured such breach within thirty days after written notice by the Company thereof;

  •
  by Parent and Purchaser if:

  •
  there has been a breach of a representation or warranty on the part of the Company set forth in the Merger Agreement or if any representation or warranty of the Company shall have become untrue, such that the conditions set forth in Section (c) of Exhibit A to the Merger Agreement would be incapable of being satisfied by the Final Date and, in the case of a breach capable of being cured, the Company has not cured such breach within thirty days after written notice by Parent or Purchaser thereof; or

  •
  there shall have been a breach by the Company of one or more of its covenants or agreements hereunder having, in the aggregate, a Material Adverse Effect (as defined below) on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer or the Merger, and, in the case of a breach capable of being cured, the Company has not cured such breach within thirty days after written notice by Parent or Purchaser thereof;

  •
  by Parent and Purchaser, if the Company shall have, prior to the Acceptance Date:

  •
  effected a Company Adverse Recommendation Change;

  •
  willfully and materially breached its obligations under the provision of the Merger Agreement regarding Alternative Transactions; or

  •
  following receipt by the Company of an Acquisition Proposal, either (A) failed to file a Schedule 14D-9 in which the Company recommends against such Acquisition Proposal, or (B) failed to publicly reaffirm the Company Board's recommendation of the Offer, in each case, within five days of receipt of the Acquisition Proposal; provided, that if the Company sends a notice of its intention to terminate the Merger Agreement pursuant to certain sections of the Merger Agreement, the sending of such notice in and of itself shall not be deemed to be a breach or default by the Company that would permit Parent to terminate the Merger Agreement pursuant to this section; or

  •
  by the Company prior to the Acceptance Date at such time as there shall have been a Company Adverse Recommendation Change in compliance with the Merger Agreement as a result of a Superior Proposal. Notwithstanding the foregoing, the Company may not terminate the Merger Agreement pursuant to this clause if the Company is in material breach of the Merger Agreement with respect to such Superior Proposal or such Company Adverse Recommendation Change.

        The right of any party to terminate the Merger Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party to the Merger Agreement, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of the Merger Agreement.

        "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Company, any change or effect that is or would reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, other than such changes, effects or circumstances reasonably attributable to:

  •
  economic, capital market or political conditions generally in the United States or foreign economies in any locations where the Company and its Subsidiaries have material operations or sales;

  •
  conditions generally affecting the industry in which the Company operates, provided the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries, taken as a whole;

  •
  the announcement or pendency of the Offer or the Merger;

  •
  the Company's compliance with its obligations, or the satisfaction of the conditions to the Offer or the Merger, set forth in the Merger Agreement;

  •
  any action taken by the Company or any of its Subsidiaries with the prior written consent of Parent, to the extent such change, effect or circumstance could reasonably have been expected by Parent prior to Parent's prior written consent;

  •
  the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence on the date of the Merger Agreement and disclosed in the Company Letter;

  •
  any change in the trading price or trading volume of the Company's common stock in and of itself;

  •
  any failure, in and of itself, by the Company to meet published revenue or earnings projections or any internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance; or

  •
  any fact, circumstance or condition disclosed in the Company Letter to the extent such change, effect or circumstance is specifically set forth in the Company Letter or apparent on its face without additional information.

        Publicity.    The Company, Parent and Purchaser agree that they will not issue any press release or make any other public announcement concerning the Merger Agreement or the transactions contemplated thereby without consulting with the other party, except as may be required by Applicable Law or obligations pursuant to any listing agreement with or rules of any national securities exchange.

        Amendment.    The Merger Agreement may be amended by action taken or authorized by the respective boards of directors of the Company and Parent (on behalf of itself and the Purchaser) at any time before or after approval of the Merger by the shareholders of the Company but, after any such approval, no amendment shall be made that reduces the amount or changes the form of consideration to be delivered without further approval of such shareholders.

        Waiver.    At any time prior to the Effective Time, each of the Company, Parent and Purchaser may: (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of or any document provided by the other party, or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement which may legally be waived.

        Termination Fees.    The Company will pay to Parent, by wire transfer of immediately available funds, an amount equal to $35,000,000 (the "Termination Fee") if the Merger Agreement is terminated as follows:

  •
  if Parent terminates the Merger Agreement pursuant to Section 7.1 (e)(i) or (iii), then the Company will pay the Termination Fee on the business day following such termination;

  •
  if the Company terminates the Merger Agreement pursuant to Section 7.1(f), then the Company will pay the Termination Fee prior to or simultaneously with such termination; and

  •
  if (A) the Parent terminates the Merger Agreement either pursuant to Section 7.1(d)(ii) and such termination is the result of a willful breach of a covenant by the Company that results in a Material Adverse Effect on the Company or pursuant to Section 7.1(e)(ii) and (B) the Company enters into an agreement providing for an Alternative Transaction within twelve months after such termination, then the Company will pay the Termination Fee at the time of execution of such agreement.

        In addition, if the Company fails promptly to pay any amounts due pursuant to the termination provisions of Merger Agreement, the Company will also pay to Parent interest on such amount from the date this payment was due until the date it was made equal to the lesser of (i) 8.5% per annum, compounded monthly, or (ii) the maximum rate permitted by Applicable Law, on the date such payment was required to be made.

  Going Private Transactions.

        The Merger would have to comply with any applicable Federal law operative at the time of its consummation including Rule 13e-3 under the Exchange Act which applies to certain "going private" transactions. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority shareholders in the Merger be filed with the SEC and disclosed to shareholders prior to the consummation of the Merger. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer.

  Confidentiality Agreement.

        The following is a summary of certain provisions of the Confidentiality Agreement dated July 28, 2005 between Parent and the Company. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, a copy of which is filed with the SEC as Exhibit (d)(2) to the Schedule TO and incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Confidentiality Agreement. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 7 of this Offer to Purchase entitled "—Certain Information Concerning the Company."

        The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, Parent and the Company have mutually agreed, subject to certain exceptions, to keep confidential all non-public, confidential or proprietary information exchanged between each other, including all notes, analyses, compilations, studies, interpretations or other documents prepared by the receiving party or derived from the information exchanged (the "Confidential Information"), and to use the Confidential Information solely for the purpose of evaluating a possible transaction (the "Transaction") involving Parent and the Company. Parent and the Company each agreed not to solicit the other's employees with whom they have had contact for employment for a period of one year from July 28, 2005. Parent also agreed not to, for a period of two years from July 28, 2005 unless invited to do so in writing by the Company, (i) acquire any securities or assets of the Company or any of its subsidiaries, (ii) make any tender or exchange offer, merger or other business combination involving the Company or its subsidiaries, (iii) make any recapitalization, restructuring, liquidation, dissolution or other extraordinary transactions with respect to the Company, (iv) solicit proxies or consents with respect to the Company or any of its subsidiaries, (v) act to seek to control or influence the management, board of directors or policies of the Company, (vi) make any proposal or any public announcement relating to a tender or exchange offer for securities of the Company or any of its subsidiaries, (vii) form, join or in any way participate in a "group" in connection with any of the foregoing, or (viii) request the Company to amend or waive any of the above provisions.

12.    Purpose of the Offer; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire common stock equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as soon as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement. As of the date of this Offer to Purchase, Parent and Purchaser beneficially own no Shares and no rights to acquire Shares of the Company.

        Plans for the Company.    Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The directors of Purchaser will be the initial directors of the Surviving Corporation, and the officers of the Company, together with certain officers of Purchaser, will be the initial officers of the Surviving Corporation. Upon completion of the Offer and the Merger, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist.

        Except as described in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in: (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, (ii) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Company Board or to change any material term of the employment contract of any executive officer, (iv) any material change in the Company's capitalization, indebtedness or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act. See Sections 11 and 13 of this Offer to Purchase, "—The Merger Agreement; Other Arrangements" and "—Certain Effects of the Offer," respectively.

13.    Certain Effects of the Offer.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Quotation.    Listing the Shares on The Nasdaq National Market is voluntary, so the Company may terminate such listing at any time. Neither Parent nor Purchaser has any intention to cause the Company to terminate the inclusion of the Shares on The Nasdaq National Market prior to the Merger. However, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in The Nasdaq National Market. According to its published guidelines, The Nasdaq National Market would give consideration to delisting the Shares if, among other things, the number of publicly held Shares falls below 750,000 or the number of holders of round lots of Shares falls below 400. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of more than 10 percent or more of the Shares, ordinarily will not be considered as being publicly held for this purpose. In the event the Shares are no longer eligible for listing on The Nasdaq National Market, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such shares at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Exchange Act as described below and other factors. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued inclusion in The Nasdaq National Market, the market for the Shares, could be adversely affected.

        If The Nasdaq National Market were to delist the Shares, it is possible that such shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for such delisted shares and the availability of such quotations would depend upon such factors as the number of shareholders and/or the aggregate market value of the publicly traded shares remaining at such time, the interest in maintaining a market in the shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of such shares or whether it would cause future market prices to be greater or less than the Offer Price.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Such registration of the Shares may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for inclusion on The Nasdaq National Market.

        Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act and it would be the intention of Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Merger, if the Shares are then eligible for such termination.

        The Merger.    If the Offer is successfully completed and Purchaser acquires at least 90% of the outstanding Shares, after completion of the Offer, Parent currently intends to cause the Company and Purchaser to effect the Merger, unless it is not lawful to do so. The Merger is expected to occur as soon as practicable after completion of the Offer. After the Merger, the Company would be a wholly owned subsidiary of Parent. Under the TBCA, if Purchaser acquires at least 90% of the outstanding Shares, the Merger may be consummated without a vote of, or prior notice to, the Company's shareholders or board of directors. Non-tendering shareholders will have the right to demand the purchase of their Shares for a purchase price equal to the "fair value" of their Shares, as determined by a court, by following the procedures required by the TBCA.

14.    Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, unless the Parent has consented in writing, the Company may not declare, set aside or pay any dividend, make any other actual, constructive or deemed distribution or otherwise make any payments to its shareholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries.

15.    Certain Conditions of the Offer.

        Notwithstanding any other provision of the Offer (subject to the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rules 14e-1(c) under the Exchange Act), Parent and Purchaser shall not be required to accept for payment or pay for, and may delay the acceptance for payment of or the payment for, any tendered Shares, if (i) there shall not have been validly tendered and not validly withdrawn prior to the Acceptance Date such number of outstanding Shares which, when added to the Shares, if any, beneficially owned by Parent or Purchaser, would constitute at least a majority of the Shares outstanding on a fully-diluted basis on the Acceptance Date (on a "fully-diluted basis" meaning the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to Company Stock Options that have vested as of the Acceptance Date (including all options for which vesting accelerates on the Acceptance Date) or that are scheduled to vest within 120 days following the Acceptance Date and any Shares owned by Parent, Purchaser or an affiliate of Parent or Purchaser) (the "Minimum Condition"); (ii) any applicable waiting period under the HSR Act or any other material foreign, federal or state, antitrust, competition or fair trade law, shall not have expired or terminated prior to the Acceptance Date, or (iii) at any time on or after the date hereof and prior to the Acceptance Date, any of the following conditions shall have occurred and continued to exist:

          (a)   a court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of, directly or indirectly, restraining, prohibiting or materially restricting the Offer or the Merger; or

          (b)   in connection with the compliance by Parent or Purchaser with any Applicable Law (including the HSR Act or any other material foreign, federal or state antitrust, competition or fair trade law), Parent shall be (i) required, or be construed to be required, to sell or divest any material assets or business or to materially restrict any material business operations, or (ii) prohibited from owning, or a material limitation shall be imposed on Parent's ownership of, any portion of the Company's material business or assets; or

          (c)   the failure of (i) any representations and warranties of the Company contained in the Agreement that is qualified by materiality to be true and correct when made, and to be true and correct on and as of the scheduled Expiration Date as if made through, on and as of such date

  (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), or (ii) any of the representations and warranties that is not so qualified to be true and correct in all material respects when made, and to be true and correct in all material respects on and as of the scheduled Expiration Date as if made through, on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date); provided, that this condition (c) shall not be deemed to exist unless any such breaches of representations or warranties (without regard to "materiality" or "Material Adverse Effect" on the Company or similar qualifier threshold) individually or in the aggregate, has or would reasonably be expected to have, a Material Adverse Effect on the Company; or

          (d)   the failure of the covenants and obligations of the Company to have been performed pursuant to the terms of the Merger Agreement in all material respects at or before the Acceptance Date; or

          (e)   Parent shall have failed to receive a certificate executed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company (in their respective capacities as officers of the Company), dated as of the scheduled Expiration Date to the effect that the conditions set forth in paragraphs (c) and (d), above, have not occurred; or

          (f)    a Material Adverse Effect on the Company shall have occurred and continued to exist; or

          (g)   there shall have occurred and continued to exist (i) any general suspension of trading in, or limitation on prices for, securities on Nasdaq or the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and suspensions or limitations resulting from physical damage to or interference with such exchange not related to market conditions), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (iii) any material limitation (whether or not mandatory) by any U.S. governmental authority or agency on the extension of credit by banks or other financial institutions affecting Parent's ability to pay for the Shares; or

          (h)   the Merger Agreement shall have been terminated in accordance with its terms; or

          (i)    prior to the Acceptance Date, there shall have been a Company Adverse Recommendation Change.

        The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by either of them regardless of the circumstances giving rise to such conditions (other than the Minimum Condition) may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

16.    Certain Legal Matters; Regulatory Approvals.

        General.    Purchaser is not aware of any material pending legal proceeding relating to the Offer. Based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's purchase of the Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the purchase or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approval were not obtained or such other action were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares under certain conditions. See Section 15 of this Offer to Purchase, "—Certain Conditions of the Offer."

        State Takeover Statutes.    A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger or any other business combination between Purchaser or any of its affiliates and the Company. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger or other business combination, Purchaser believes that there are reasonable bases for contesting such laws. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        Neither Parent nor Purchaser has determined whether any other state takeover laws or regulations will by their terms apply to the Offer or the Merger, and except as set forth above, neither Purchaser nor Parent have attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Purchaser and Parent reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken by Parent or Purchaser in connection with the Offer is intended as a waiver of that right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 of this Offer to Purchase, "—Certain Conditions of the Offer."

        Antitrust in the United States.    Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

        Pursuant to the requirements of the HSR Act, Purchaser expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on or about October 19, 2005. The waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, 15 days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

        In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

        The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

        Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4 of this Offer to Purchase, "—Withdrawal Rights." If Purchaser's purchase of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See Section 15 of this Offer to Purchase "—Certain Conditions of the Offer."

        The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the purchase of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States under certain circumstances. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 of this Offer to Purchase, "—Certain Conditions of the Offer," including conditions with respect to litigation and certain governmental actions and Section 11 of this Offer to Purchase, "—The Merger Agreement; Other Arrangements" for certain termination rights.

        Foreign Antitrust.    Parent and the Company conduct operations in a large number of other jurisdictions throughout the world, where other antitrust filings or approvals may be required or advisable in connection with the completion of the Offer and the Merger. Parent and Purchaser currently intend to make filings or seek approvals in certain other jurisdictions if necessary; however, Parent and Purchaser do not expect such filings or approvals to materially delay the completion of the Offer or the consummation of the Merger. However, it cannot be ruled out that any foreign antitrust authority might seek to require remedial undertakings as a condition to its approval.

17.    Dissenters' Appraisal Rights.

        No appraisal rights are available in connection with the Offer.

        However, upon completion of the Offer, Parent will cause Purchaser and the Company to effect the Merger, unless it is not lawful to do so, and each holder of Shares who has not tendered such holder's Shares in the Offer and who validly exercises such holder's dissenters' appraisal rights in connection with the Merger by properly complying with the requirements of Articles 5.12, 5.13 and 5.16, as applicable, of the TBCA will have the right to have the "fair value" of such holder's Shares determined by a court and paid to them in cash. Under Texas law, if shareholders are given an opportunity to vote on the merger at a shareholders meeting, the fair value of shares for purposes of the exercise of dissenters' rights in connection with the Merger is defined as the value of the Shares as of the day immediately preceding the shareholders meeting, excluding any appreciation or depreciation in anticipation of the Merger. Alternatively, if shareholders are not given an opportunity to vote on the Merger because Purchaser owns at least 90% of the Shares following the tender offer, the fair value of Shares for purposes of the exercise of dissenter's appraisal rights in connection with the Merger is defined as the value of the Shares as of the day before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. This value may be determined to be more or less than or the same as the $61.25 per share cash consideration to be received either in the Offer or pursuant to the terms of the Merger.

        Failure to follow the steps required by Articles 5.12, 5.13 and 5.16 of the TBCA for validly exercising dissenters' appraisal rights may result in the loss of dissenters' appraisal rights, in which event a record holder will be entitled to receive the consideration with respect to the holder's dissenting shares in accordance with the Merger. In view of the complexity of Articles 5.11, 5.12, 5.13 and 5.16 of the TBCA, if you are considering dissenting from the Merger, you are urged to consult your own legal counsel.

        The foregoing discussion is qualified in its entirety by Articles 5.11, 5.12, 5.13 and 5.16(E) of the TBCA, which are attached as Schedule III to this Offer to Purchase.

        APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO SHAREHOLDERS IF THE MERGER IS CONSUMMATED. SHAREHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH SHAREHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

        SHAREHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

        The foregoing summary of the rights of objecting shareholders under the TBCA does not purport to be a complete statement of the procedures to be followed by shareholders of the Company desiring to exercise any available dissenters' appraisal rights. The foregoing summary is qualified in its entirety by reference to the TBCA. The preservation and valid exercise of dissenters' appraisal rights require strict adherence to the applicable provisions of the TBCA.

18.    Fees and Expenses.

        Banc of America Securities LLC is acting as the Dealer Manager in connection with the Offer and as financial advisor to Parent in connection with our Offer and the Merger, for which services Banc of America Securities LLC will receive reasonable and customary compensation. Parent has agreed to reimburse Banc of America Securities LLC for reasonable fees and expenses incurred by Banc of America Securities LLC in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Banc of America Securities LLC and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Banc of America Securities LLC and its affiliates may actively trade or hold the securities of Parent, the Company and their respective affiliates for Banc of America Securities LLC's and its affiliates' own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

        Parent and Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and Computershare Shareholder Services, Inc., to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19.    Miscellaneous.

        Neither Purchaser nor Parent is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If either Purchaser or Parent becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Parent and Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Purchaser and Parent cannot comply with the state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN IN THE OFFER DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth in Section 7 of this Offer to Purchase entitled "Certain Information Concerning the Company."

Apollo Merger Corp.

October 18, 2005

SCHEDULE I:

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

1.    Directors and Executive Officers of Parent.

        The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Parent. Unless otherwise indicated, the business address of each such person is c/o St. Jude Medical, Inc. at One Lillehei Plaza, St. Paul, MN 55117 and each such person is a citizen of the United States.

Directors and Executive Officers	Present Principal and Five-Year Employment History
Daniel J. Starks*	Chairman, President and Chief Executive Officer. Mr. Starks has been a Director of Parent since 1996 and Chairman and Chief Executive Officer since 2004. From 2001 to 2004, he served as President and Chief Operating Officer. Previously, he was President and Chief Executive Officer of the Cardiac Rhythm Management Division of Parent, and prior to that he was Chief Executive Officer and President of Daig Corp. Mr. Starks is also a Director of Urologix, Inc., a urology medical device company.
John W. Brown*
Director; Governance & Nominating Committee Member; Chairman of Stryker Corp. Mr. Brown has been a Director of Parent since 2005 and Chairman of Stryker Corp. since 1980. He was Chief Executive Officer of Stryker Corp. from 1977 to 2005 and President of Stryker Corp. from 1977 to 2003.
Richard R. Devenuti*
Director; Audit Committee Member; Senior Vice President of Worldwide Services and IT for Microsoft Corp., a software company. Mr. Devenuti has been a Director of Parent since 2001 and Senior Vice President of Worldwide Services and IT for Microsoft Corp. since 2003. From 1999 to 2003, he was Vice President and Chief Information Officer for Microsoft Corp, after serving from 1996 to 1999 as Vice President of Worldwide Operations for Microsoft Corp.
Stuart M. Essig*
Director; Governance & Nominating Committee Chairperson; Audit Committee Member; President, Chief Executive Officer and Director of Integra Life Sciences Holdings Corp., a manufacturer of medical devices, implants and biomaterials; Director of Zimmer Holdings, Inc., an orthopedics manufacturer. Mr. Essig has been a Director of Parent since 1999. Previously, he was a managing director of Goldman, Sachs & Co., an investment bank, where he was responsible for the medical technology practice.

Thomas H. Garrett III*
Director; Audit Committee Member; Director of Lifecore Biomedical, Inc., a biomedical and surgical device manufacturer. Mr. Garrett has been a Director of Parent since 1979 and has been self-employed as a business consultant since 1996. Previously, he was a member of the law firm of Lindquist & Vennum PLLP in Minneapolis, Minnesota, where he was Managing Partner from 1993 to 1995.
Michael A. Rocca*
Director; Audit Committee Member; Director of Ligand Pharmaceuticals, Inc., a biotech company that develops oncology drugs and morphine-based pain medications; Director of Lawson Software, Inc., a manufacturer of enterprise software. Mr. Rocca has been a Director of Parent since 2004. He retired in 2000 from Mallinckrodt, Inc., a pharmaceutical and medical device manufacturer, where he was Senior Vice President and Chief Financial Officer from 1999 to 2000.
David A. Thompson*
Director; Compensation Committee Member; Governance & Nominating Committee Member; Director of Third Wave Technologies, Inc., a company that develops genomic assays. Mr. Thompson has been a Director of Parent since 1999. He retired in 1995 from Abbott Laboratories, a medical products company, where he held several corporate officer positions.
Stefan K. Widensohler*
Director; President and Chief Executive Officer of Krauth Medical Group. Mr. Widensohler has been a Director of Parent since 2001 and President and Chief Executive Officer of Krauth Medical Group, a European distributor of medical and surgical devices and services, since 1992.
Wendy L. Yarno*
Director; Compensation Committee Chairperson; Governance & Nominating Committee Member; General Manager of Cardiovascular/Metabolic Business Unit of Merck & Co., Inc. Ms. Yarno has been a Director of Parent since 2002 and General Manager of the Cardiovascular/Metabolic Business Unit of Merck & Co., Inc. since October 2005. From 2003 to 2005, she served as Executive Vice President of Worldwide Human Health Marketing for Merck & Co., Inc. From 1999 to 2002, she served as Senior Vice President of Human Resources for Merck & Co., Inc.
Frank C-P Yin, M.D., Ph.D.*
Director; Compensation Committee Member; The Stephen F. and Camilla Braver Professor of Biomedical Engineering and Chairman, Department of Biomedical Engineering at Washington University in St. Louis, Missouri. Mr. Yin has been a Director of Parent since 2001 and a Professor at Washington University in St. Louis since 1997.
John C. Heinmiller	Executive Vice President and Chief Financial Officer since 2004. From 1998 to 2004, Mr. Heinmiller was Vice President of Finance and Chief Financial Officer.

Paul R. Buckman
President of Cardiology Division since 2004. In 2004, Mr. Buckman served as Vice President of Marketing for Guidant Corp. From 2001 to 2004, he was Founder, Chairman and Chief Executive Officer of ev3 LLC, a medical device company focused on endovascular therapies. From 1991 to 2001, he worked for Scimed Life Systems, Inc./Boston Scientific Corp., where he held several executive positions, before becoming President of the Scimed Division in 2000.
Michael J. Coyle	President of Cardiac Rhythm Management Division since 2001. From 1997 to 2001, Mr. Coyle was President and Chief Operating Officer of Daig Corp.
George J. Fazio	President of Cardiac Surgery Division since 2004. From 2001 to 2004, Mr. Fazio was President of SJM Europe. Previously, he was President of the Health Care Services Division.
David C. Fetah	Vice President of Human Resources since February 2005. From 2000 until joining Parent, Mr. Fetah served as Vice President of Human Resources and Administration at Western Digital Corp.
Joseph H. McCullough	President of International Division since 2001. From 1999 to 2001, Mr. McCullough served as Senior Vice President, Cardiac Rhythm Management Europe.
William J. McGarry
Vice President of Information Technology and Chief Information Officer since 2005. From 2001 to 2005, Mr. McGarry served as Vice President of Global Information Solutions for Medtronic, Inc., a medical device company. From 1999 to 2001, he served as Chief Information Officer-Motors and Controls, for General Electric, Inc.
Thomas R. Northenscold
Vice President of Administration since 2003. From 2001 to 2003, Mr. Northenscold was Vice President, Finance and Administration for Daig Corp. From 1999 to 2001, he was Division General Manager at PPT Vision, Inc., an industrial technology and automation company.
Kevin T. O'Malley	Vice President and General Counsel since 1994. Mr. O'Malley has also served as Corporate Secretary since 1996.
Michael T. Rousseau	President of U.S. Sales Division since 2001. From 1999 to 2001, Mr. Rousseau was Senior Vice President of Global Marketing, Cardiac Rhythm Management Division.
Jane J. Song
President of Atrial Fibrillation Division since 2004. From 2002 to 2004, Ms. Song was President of Cardiac Surgery. From 1998 to 2002, she was Senior Vice President of Operations, Cardiac Rhythm Management Division.
Donald J. Zurbay	Corporate Controller since 2004. From 2003 to 2004, Mr. Zurbay was Director of Corporate Finance. From 1999 to 2003, he served as Senior Audit Manager at PricewaterhouseCoopers LLP.

*
Member of Parent's Board of Directors.

2.    Directors and Executive Officers of Purchaser.

        The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Parent. Unless otherwise indicated, the business address of each such person is c/o St. Jude Medical, Inc. at One Lillehei Plaza, St. Paul, MN 55117 and each such person is a citizen of the United States.

Directors and Executive Officers	Present Principal and Five-Year Employment History
John C. Heinmiller*	Director; President of Purchaser; Executive Vice President and Chief Financial Officer of Parent since 2004. From 1998 to 2004, Mr. Heinmiller was Vice President of Finance and Chief Financial Officer of Parent.
Kevin T. O'Malley*	Director; Vice President and Secretary of Purchaser; Vice President and General Counsel of Parent since 1994.
Donald J. Zurbay*
Director; Vice President and Treasurer of Purchaser; Corporate Controller of Parent since 2004. From 2003 to 2004, Mr. Zurbay was Director of Corporate Finance for Parent. From 1999 to 2003, he served as Senior Audit Manager at PricewaterhouseCoopers LLP.
Robert G. Frenz	Assistant Treasurer of Purchaser; Assistant Treasurer of Parent since 1993.
Stephen K. Kozachok
Assistant Secretary of Purchaser; Associate General Counsel of Parent since August 2005. From 2004 to 2005, Mr. Kozachok was a partner at the law firm of Dorsey & Whitney LLP, where he served as associate legal counsel from 1997 to 2004.
Jan E. Krentz	Vice President and Assistant Treasurer of Purchaser; Senior Tax Director of Parent since 1987.

*
Member of Purchaser's Board of Directors.

SCHEDULE II:

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER WHO OWN
SHARES OF THE COMPANY

        The following table sets forth the name of each director and executive officer of Parent and Purchaser who beneficially owns Shares of the Company and the number of Shares beneficially owned by each.

        None.

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SCHEDULE III:

ARTICLES 5.11, 5.12, 5.13 AND 5.16(E) OF THE TEXAS BUSINESS CORPORATION ACT

        Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

        A.    Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1)   Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2)   Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3)   Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

        B.    Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1)   the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

            (a)   listed on a national securities exchange;

            (b)   listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

            (c)   held of record by not less than 2,000 holders;

          (2)   the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3)   the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

            (a)   shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

      (i)
      listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

      (ii)
      approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

      (iii)
      held of record by not less than 2,000 holders;

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            (b)   cash in lieu of fractional shares otherwise entitled to be received; or

            (c)   any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

  Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

        A.    Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

            (b)   With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2)   Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount

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  claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3)   If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

        B.    If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

        C.    After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

        D.    The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning

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91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

        E.    Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

        F.     The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

        G.    In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

  Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders

        A.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

        B.    Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

        C.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares

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or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

  Art. 5.16. Merger with Subsidiary Entities

        E.    In the event all of the shares of a subsidiary domestic corporation that is a party to a merger effected under this Article are not owned by the parent entity immediately prior to the merger, the surviving parent entity shall, within ten (10) days after the effective date of the merger, mail to each shareholder of record of each subsidiary domestic corporation a copy of the articles of merger and notify the shareholder that the merger has become effective. Any such shareholder who holds shares of a class or series that would have been entitled to vote on the merger if it had been effected pursuant to Article 5.03 of this Act shall have the right to dissent from the merger and demand payment of the fair value for the shareholder's shares in lieu of the cash or other property to be used, paid or delivered to such shareholder upon the surrender of such shareholder's shares pursuant to the terms and conditions of the merger, with the following procedure:

          (1)   Such shareholder shall within twenty (20) days after the mailing of the notice and copy of the articles of merger make written demand on the surviving parent entity for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day before the effective date of the merger, excluding any appreciation or depreciation in anticipation of such act. The demand shall state the number and class of the shares owned by the dissenting shareholder and the fair value of such shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the corporate action.

          (2)   Within ten (10) days after receipt by the surviving entity of a demand for payment by the dissenting shareholder of the fair value of the shareholder's shares in accordance with Subsection (1) of this section, the surviving entity shall deliver or mail to the dissenting shareholder a written notice which shall either set out that the surviving entity accepts the amount claimed in the demand and agrees to pay such amount within ninety (90) days after the date on which the corporate action was effected and, in the case of shares represented by certificates, upon the surrender of the shares certificates duly endorsed, or shall contain an estimate by the surviving parent entity of the fair value of such shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which such corporate action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the shares certificates duly endorsed.

          (3)   If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the dissenting shareholder and the surviving entity,

III-5

  payment for the shares shall be made within ninety (90) days after the date on which the corporate action was effected and, in the case of shares represented by certificates, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

          (4)   If, within sixty (60) days after the date on which such corporate action was effected, the shareholder and the surviving entity do not so agree, then the dissenting shareholder or the surviving entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the corporation is located, asking for a finding and determination of the fair value of the shareholder's shares as provided in Section B of Article 5.12 of this Act and thereupon the parties shall have the rights and duties and follow the procedure set forth in Sections B to D inclusive of Article 5.12.

          (5)   In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to the corporate action is the exclusive remedy for the recovery of the value of the shareholder's shares or money damages to the shareholder with respect to the corporate action. If the surviving entity complies with the requirements of this Article, any such shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of the shareholder's shares or money damages to such shareholder with respect to such corporate action.

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        Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, Share Certificates and any other required documents should be sent by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

The Depositary and Paying Agent for the Offer is:

Computershare Shareholder Services, Inc.

By Mail: Computershare Attn: Corporate Actions P.O. Box 43014 Providence, RI 02940-3014	By Hand: Computershare Attn: Corporate Actions 17 Battery Place, 11th Floor New York, New York 10004	By Overnight Delivery: Computershare Attn: Corporate Actions 250 Royall Street Canton, MA 02021
By Facsimile Transmission: (For Eligible Institutions Only) 781-575-3146	Confirmation Receipt of Facsimile by Telephone Only: 781-575-2755

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

The Dealer Manager for the Offer is:

Banc of America Securities LLC

9 West 57th Street
New York, NY 10019
(212) 583-8502 (Call Collect)
(888) 583-8900 ext. 8502 (Call Toll Free)